UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AXIS CAPITAL HOLDINGS LIMITED

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Notice of Annual General Meeting

of Shareholders and

2020 Proxy Statement

Your vote is important

Please vote by using the Internet, the telephone,

or by signing, dating, and returning the enclosed proxy card

April 2, 2020

Dear Shareholder:

You are cordially invited to attend the 2020 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited (“AXIS”), to be held at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda on Thursday, May 7, 2020 at 8:30 a.m. local time.

The attached Notice of Annual General Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual General Meeting. During the Annual General Meeting, we will make available information relating to the operations of AXIS during the past year. Representatives from our independent registered public accounting firm, Deloitte Ltd., will be present to respond to questions from shareholders.

Please mark, date, sign and return your proxy card in the enclosed envelope by following the instructions on the proxy card at your earliest convenience. You may also vote over the Internet or by telephone by following the voting instructions printed on your proxy card. This will assure that your shares will be represented and voted at the meeting even if you do not attend.

Sincerely,

Michael A. Butt

Chairman of the Board

Thursday, May 7, 2020 at 8:30 a.m. local time

AXIS House 92 Pitts Bay Road Pembroke HM 08 Bermuda

1.	To elect the three Class II Directors listed herein to hold office until 2023;
2.	To approve, by non-binding vote, the compensation paid to our named executive officers;
3.	To appoint Deloitte Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and
4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Close of business on March 13, 2020

Conrad D. Brooks

Corporate Secretary

April 2, 2020

This Notice of Annual General Meeting of Shareholders and Proxy Statement are being distributed or made available, as the case may be, on or about April 2, 2020. The Proxy Statement, the 2019 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2019 are available at https://materials.proxyvote.com/G0692U.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU ALSO MAY VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD.

PROXY STATEMENT SUMMARY

AXIS Capital Holdings Limited 2020 Annual General Meeting	Thursday, May 7, 2020

8:30 a.m. local time

AXIS House

92 Pitts Bay Road

Pembroke HM 08

Bermuda

Directions to the 2020 Annual General Meeting may be obtained by contacting our Corporate Secretary at: +1.441.496.2600.

Definition	When used in this proxy statement, the terms “we,” “us,” “our,” “the Company,” “AXIS” and “AXIS Capital” refer to AXIS Capital Holdings Limited.

Agenda	1.	The election of the three nominees for Class II Directors as identified in this proxy statement.

2.	The approval, by non-binding vote, of the compensation paid to our named executive officers.

3.	The appointment of Deloitte Ltd. (“Deloitte”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

4.	Such other business as may properly come before the meeting or any postponements or adjournments thereof.

Proxies Solicited By	The Board of Directors of AXIS Capital Holdings Limited. The Company will bear the cost of soliciting proxies for the Annual General Meeting.

First Mailing Date	We anticipate mailing the proxy statement on April 2, 2020.

Record Date	March 13, 2020. On the record date, there were 84,298,000 outstanding common shares entitled to vote at the meeting.

Voting	Except as set forth in our bye-laws, each common share entitles the holder of record to one vote. In accordance with our bye-laws, shareholders whose shares constitute 9.5% or more of the voting power of our common shares are entitled to less than one vote for each common share held by them, but only in the event that a U.S. shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist. We will notify any shareholder whose voting power is reduced prior to the meeting.

Majority Vote Standard	Two or more persons present in person and representing in person or by proxy shares representing more than fifty percent (50%) of the aggregate shares represented by voting power of the Company constitutes a quorum. Abstentions and “broker non-votes” that are present and entitled to vote at the Annual General Meeting will be counted for purposes of determining a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power for a proposal and has not received instructions from the beneficial owner. Under current New York Stock Exchange (“NYSE”) rules, the proposal to appoint Deloitte as our independent registered public accounting firm is considered a “discretionary” item. Therefore, there will be no “broker non-votes” on the approval of the appointment of Deloitte.

The affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the Annual General Meeting is required for: (i) the election of directors; (ii) the non-binding determination of the compensation paid to our named executive officers; and (iii) the appointment of Deloitte.

PROXY STATEMENT SUMMARY 1

In determining whether: (i) a director nominee has been elected by the shareholders; (ii) the compensation paid to our named executive officers has been approved; and (iii) the appointment of Deloitte has been approved, abstentions and “broker non-votes” (if applicable) will have no effect on the outcome of any of these proposals because such shares are not considered votes cast.

We will count common shares held by shareholders who have signed their proxy cards or properly submitted their proxy by phone or over the Internet but have not specified how their shares are to be voted towards the presence of a quorum, and we will vote those shares in accordance with the Board’s recommendations for each of the proposals contained in this proxy statement.

Proxies	We will vote signed returned proxies “FOR” (i) the election of each of the three nominees for Class II director; (ii) the approval, by non-binding vote, of the compensation paid to our named executive officers; and (iii) the appointment of Deloitte, unless you vote differently on the proxy card.

Revoking Your Proxy	Any shareholder giving a proxy has the power to revoke it prior to its exercise by sending notice of revocation to our Corporate Secretary in writing, by executing and delivering a subsequent proxy card or by voting in person at the meeting. To revoke a proxy previously submitted over the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also vote in person at the Annual General Meeting.

Change to Annual General Meeting	While we have every intention of holding the Annual General Meeting as indicated in the “Notice of Annual General Meeting of Shareholders”, if exigent and unexpected circumstances, such as a global health crisis, prevent the Company from holding the Annual General Meeting as planned, we may determine to change the location or format of the Annual General Meeting. If the Company needs to take such action on an exceptional basis, we plan on issuing a press release and posting an update on our website at www.axiscapital.com, notifying our shareholders of such development. Any such decision by the Company has no impact on a shareholder’s ability to provide their proxy by using the Internet or telephone or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement.

2019 Company Financial Performance	Ex-PGAAP operating return on average common equity (“Ex-PGAAP OROACE”)[1] was the financial metric used for evaluating cash bonus awards under our Annual Incentive Plan. Total shareholder return (“TSR”) was the Company’s financial metric for its performance-vesting restricted stock unit awards (“PSUs”) granted in 2019.

AXIS Capital’s 2019 financial results for these performance metrics are set forth below:

Measure	Fiscal Year 2019	Change versus Fiscal Year 2018

Ex-PGAAP OROACE (1)	5.2%	0.5% pts

ROACE	6.3%	6.3% pts

Total Shareholder Return (2)	18.3%	12.5% pts

(1)	See Appendix 1 for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

(2)	One-year total shareholder return with dividends reinvested.

1.

Ex-PGAAP OROACE, is calculated by dividing ex-PGAAP operating income (loss) for the year by the average common shareholders’ equity determined by using the common shareholders’ equity balances at the beginning and end of the year. Ex-PGAAP OROACE is a non-GAAP financial measure, as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to the most comparable GAAP financial measure (ROACE) is provided in Appendix 1.

2 PROXY STATEMENT SUMMARY

Evolution of our Compensation Program	The Committee is focused on ensuring that our executive compensation programs attract, retain and motivate leaders who create long-term value for our shareholders. Following a thorough review of our executive compensation program and incorporating feedback received from our shareholders, the Compensation Committee made the following changes to our compensation program in 2019 and 2020.

Compensation Program Changes	Rationale

For Fiscal Year 2019
Changed performance metric for PSUs to relative TSR	•	The use of relative TSR as the performance metric for the PSUs is designed to align payouts with shareholder value creation.

•	TSR is an objective, transparent measure that is aligned with shareholders.

•	Since a significant portion of our NEOs’ compensation is provided in the form of equity, TSR has a strong impact on the compensation realized by executives over time.

Revised performance scale for PSUs	•	Maintains executives’ alignment to our long-term goals.

•	The prior PSU design allowed several cycles of awards to be negatively impacted in the event of a single year or quarter of catastrophic events, eliminating their retentive power.

•	The plan reduces the volatility of PSU payouts in line with the Company’s focus to a less-volatile business.

Expanded Performance Peer Group for assessing performance of PSUs	•	Addresses the reduced number of comparable peers due to merger and acquisition activity.

•	Provides a statistically-robust sample to avoid potential relative payout anomalies that could occur with a smaller sample size.

•	Better represents AXIS’ global footprint by adding relevant international peers.

Eliminated three-year performance look back previously used to determine the grant pool size for time-vesting restricted stock units (“RSUs”)	•	Ensures that executives’ interests are aligned with the interests of our shareholders through the ownership of stock.

•	The removal of the look back simplifies the program and is consistent with market practice.

•	The removal of the look back eliminates the possibility that new NEOs are awarded stock based on retrospective performance goals.

For Fiscal Year 2020
Adjusted the annual incentive mix for our CEO to increase the weighting of financial metrics and decrease the weighting of non-financial metrics	•	Places a stronger emphasis on financial results for the CEO and increases the portion on the bonus that is subject to formulaic assessment of financial results.

Adjusted the long-term incentive mix for our CEO to increase the weighting of PSUs and decrease the weighting of RSUs	•	Increases the portion of the CEO’s equity award that is tied to relative TSR performance and provides for a stronger alignment with shareholders.

Added a TSR governor, whereby an award cannot exceed target if absolute TSR is negative	•	Aligns with corporate governance best practice and ensures that executives’ PSU payouts are aligned with shareholder value creation.

Increased required stock ownership levels for CEO	•	Ensures even greater alignment between our CEO and shareholders.

Increased the target performance goal for the PSUs from the 50th percentile to 55th	•	Increases the rigor of the goals and ensures target payouts are only received if relative TSR performance exceeds the majority of peers.

PROXY STATEMENT SUMMARY 3

Corporate Governance Highlights	Corporate governance continues to be an area of significant focus for our Board. Our current governance practices include the following, many of which are discussed in further detail throughout this proxy statement:

•	Lead Independent Director role

•	Majority vote standard for election of directors

•	Regular shareholder engagement

•	Regular Board and committee self-evaluations

•	Majority independent Board and fully independent Audit, Compensation and Corporate Governance and Nominating Committees

•	None of our directors serve on the board of directors of more than three other publicly-held corporations

•	Majority vote standard for election of directors

•	No stockholder rights plan (“poison pill”)

•	Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting

Shareholder Engagement and Responsiveness to Shareholders	•	During 2019, we reached out to shareholders representing over 61% of our outstanding shares and ultimately held meetings with holders of approximately 45% of our outstanding shares.

•	Our Lead Independent Director and Chairman of the Compensation Committee, Henry Smith, actively participated in a majority of these meetings.

•	During these meetings, we discussed our executive compensation and governance practices as well as environmental, social and sustainability topics.

•

Responding to shareholder feedback, changes were made to our compensation program as summarized in “Evolution of our Compensation Program” above and discussed in further detail in “Compensation Discussion and Analysis—Executive Summary, Shareholder Engagement and Responsiveness to 2019 Say on Pay Vote”.

Prompt return of your proxy will help reduce the costs of re-solicitation.

4 PROXY STATEMENT SUMMARY

PROPOSAL 1. ELECTION OF DIRECTORS

BOARD STRUCTURE

Our Board is divided into three classes, designated Class I, Class II and Class III. The term of office for each Class II director expires at this year’s Annual General Meeting to be held on May 7, 2020; the term of office for each Class I director will expire at the Company’s Annual General Meeting in 2021; and the term of office for each Class III director will expire at the Company’s Annual General Meeting in 2022. At each annual general meeting of the Company, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual general meeting to be held in the third year following the year of their election.

Three Class II directors are to be elected at the meeting to hold office until the Company’s Annual General Meeting in 2023. All of the nominees are currently directors. Our Corporate Governance and Nominating Committee recommended all of the nominees to our Board for election at the meeting. All nominees have consented to serve if elected. We do not expect that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxy cards authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by our Board.

Our Board has reviewed its classified board structure and continues to believe that this structure provides greater stability and continuity in the Board’s membership and in the direction and guidance that it provides to the Company’s management. As compared with an annual election process, this approach promotes a long-term perspective to our strategic objectives and has proved beneficial to our CEO and executive management in establishing the Company’s short- and long-term priorities. We believe that a classified election process remains in the best interests of our shareholders.

SKILLS, QUALIFICATIONS AND EXPERIENCE OF DIRECTORS

In order for the Board to satisfy its oversight responsibilities effectively, the Board seeks members who combine the highest standards of integrity with significant accomplishment in their chosen field of endeavor. The Corporate Governance and Nominating Committee is responsible for recommending qualified candidates for directorships to be filled by the Board or by our shareholders. Directors are expected to bring a diversity of experiences, skills and perspectives to our Board. The Committee considers qualities of intelligence, honesty, perceptiveness, good judgment, high ethics and standards, integrity and fairness to be of paramount importance. It also examines experience, knowledge and skills in business judgment, leadership, strategic planning, general management practices and crisis response. In addition, the Committee looks for candidates with financial expertise and a willingness and ability to commit the time required to fully discharge their responsibilities to the Board. The Committee evaluates candidates on the basis of their qualifications and not on the basis of the manner in which they were submitted for consideration.

Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Committee views diversity as an essential element for our Board’s composition and effectiveness. Attributes such as race, gender, age, ethnicity and national origin are considered in the identification and evaluation of our director candidates that will be additive to our overall Board’s diversity.

The below table illustrates the Board’s continued commitment to selecting highly qualified and experienced leaders with varied yet complementary functional backgrounds.

PROPOSAL 1. ELECTION OF DIRECTORS 5

HIGHLY QUALIFIED BOARD PROVIDES EFFECTIVE OVERSIGHT
DIRECTORS
EXPERIENTIAL CRITERIA (1)
Public Company Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Digital Experience						✓			✓
Insurance Experience	✓	✓	✓	✓	✓		✓		✓	✓	✓
Reinsurance Experience	✓	✓	✓		✓					✓
Finance Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
International Experience	✓	✓	✓		✓	✓	✓	✓		✓	✓
Banking Experience	✓		✓	✓	✓	✓		✓	✓
Legal/Regulatory Experience				✓
COMPOSITION
Other Current Public Boards	0	0	2	0	0	0	0	0	2	1	1
Age	62	77	71	61	75	47	76	71	60	75	61
Tenure (Years)	8	17	17	0.4	13	1.3	10	15	1.6	10	1
Gender	M	M	M	F	M	F	M	M	F	M	F

(1)	Competencies with a “✓” indicate substantial professional experience.

BOARD REFRESHMENT PROCESS

Our Board is committed to orderly director succession planning and having a diversity of skills and experiences on our Board aligned with our long-term strategy. Our Board benefits immensely from the industry expertise of our longer-tenured directors, yet also recognizing the importance of regular, thoughtful refreshment, our Corporate Governance and Nominating Committee has embarked on a thoughtful director succession planning process. With the assistance of a third-party search firm, our Corporate Governance and Nominating Committee identified the skills and experience which the Company would need to lead the Company into the future, in line with our evolving strategy, and has evaluated director candidates based upon these desired qualities, attributes and skills. This succession planning has been conducted over time, as part of a multi-stage process, to ensure that the Company continues to benefit from the Company-specific expertise of our longer-tenured directors, balanced with the fresh perspectives brought by our newer directors.

Our director succession planning and refreshment process:

•	Emphasized the importance of diversity, resulting in the appointment of four highly qualified women to our Board since 2018

•

Focused on expanding the collective skills and experience of our Board with our new directors bringing deep financial and industry expertise, regulatory experience, innovative thinking and strategic perspective

6 PROPOSAL 1. ELECTION OF DIRECTORS

Highlights of our directors continuing in office include the following:

Gender	Tenure	Independence

DIRECTOR NOMINEES

The table below sets forth the names, ages, classes and positions of the nominees who are standing for election at the meeting.

Name	Age	Class	Position	Since

Thomas C. Ramey	76	II	Independent Director	July 2009

Wilhelm Zeller	75	II	Independent Director	July 2009

Lizabeth H. Zlatkus (1)	61	II	Independent Director	March 2019

(1)

Ms. Zlatkus was first identified as a director candidate by our third-party search firm as part of our Board refreshment process. Upon the recommendation by the Committee, Ms. Zlatkus was unanimously appointed by the Board effective March 15, 2019.

Thomas C. Ramey	Experience:

•

Former Chairman and President of Liberty International, a wholly owned subsidiary of Liberty Mutual Group, from 1997 to 2009. Also served as Executive Vice President of Liberty Mutual Group from 1995 through 2009.

•	Served as President and Chief Executive Officer of American International Healthcare, a subsidiary of AIG.

•	Founder and President of an international healthcare trading company.

•	Currently a trustee of the Brookings Institution.

•	Former director of The Warranty Group, the International Insurance Society, the Coalition of Services Industries and Chairman of the International Fund for Animal Welfare.

•	Former member of the Chongqing, China Mayor’s International Advisory Council.

Key Qualifications: The Board believes Mr. Ramey is qualified to serve as a director based on his extensive insurance industry knowledge and significant background in international insurance operations, acquisitions and management.

Wilhelm Zeller	Experience:

•	Served as the Chairman of the Executive Board of Hannover Re from 1996 to June 2009.

•

Served as a member of the Executive Board of Cologne Re from 1977 through 1995 and served as a member of the Executive Council of General Re Corporation, the new principal shareholder of Cologne Re, in 1995.

PROPOSAL 1. ELECTION OF DIRECTORS 7

•	Served as the head of the Casualty Department and International Department Non-Life at Zurich Insurance Company from 1970 through 1977.

•	An NACD board leadership fellow, he currently is a corporate director and consultant, serving as a director of EIS Group Ltd. and Willis Towers Watson.

Key Qualifications: The Board believes Mr. Zeller is qualified to serve as a director based on his extensive global insurance and reinsurance background and management experience, including his experience as the Chairman of the Executive Board of Hannover Re.

Lizabeth H. Zlatkus	Experience:

•

Served in various senior leadership positions during her tenure with The Hartford Financial Services Group from 1983 to 2011, including Chief Financial Officer and Chief Risk Officer of the firm and Co-President of Hartford Life Insurance Companies; and as Executive Vice President of The Hartford’s international operations and the group life and disability divisions.

•

Serves as a director on the boards of Boston Private Financial Holdings, Inc.; SE-2, a privately held technology services company; and the Pennsylvania State University Business School Board, where she also served as Chair from 2012 to 2015.

•	She is also Vice Chair of the Connecticut Science Center Trustee Board, serving on its executive committee since 2012.

•	Formerly, a director of Legal & General Group plc; Computer Sciences Corporation; and Indivior plc.

•

Previously served as Regulatory Chair for the North American Chief Risk Officers Council; as a member on the Hewlett Packard Financial Services Board of Advisors; as a member of the LOMA Board of Directors; and as Trustee of the Connecticut Women’s Hall of Fame.

Key Qualifications: The Board believes that Ms. Zlatkus is qualified to serve on the Company’s Board based upon her leadership experience with insurance organizations, including her prior roles as Chief Financial Officer and Co-President as well as her executive management background in risk and operations during her 28-year career with The Hartford Financial Services Group.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of these nominees.

8 PROPOSAL 1. ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE

The table below sets forth the names, ages, classes and positions of the directors who are not standing for election at the Annual General Meeting but whose term of office will continue after the meeting. Robert L. Friedman, a Class II director, will not be standing for re-election at the meeting, and will be retiring from the Board on May 7, 2020. Maurice A. Keane, a Class III director, will also retire from the Board effective May 7, 2020.

Name	Age	Class	Position	Since

Michael A. Butt (1)	77	I	Chairman of the Board	September 2002

Albert A. Benchimol	62	III	Chief Executive Officer and President	January 2012

Charles A. Davis	71	I	Independent Director	November 2001

Anne Melissa Dowling	61	III	Independent Director	January 2020

Christopher V. Greetham	75	III	Independent Director	October 2006

Elanor R. Hardwick	47	I	Independent Director	November 2018

Henry B. Smith (2)	71	III	Independent Director	May 2004

Barbara A. Yastine	60	I	Independent Director	July 2018

(1)	Mr. Butt will retire from the Board effective September 16, 2020.

(2)	Effective upon Mr. Butt’s retirement from the Board, Mr. Smith will assume the Chairman role.

Michael A. Butt	Experience:

•	Former Chairman of Sedgwick Limited from 1982 to 1986 and also served as Vice Chairman of the Sedgwick Group plc.

•	Served as Chairman and Chief Executive Officer of Eagle Star Holdings plc and Eagle Star Insurance Company from 1987 to 1992.

•	Was Chief Executive Officer and President of Mid Ocean Limited from 1993 to 1998.

•	Served as director of XL Capital Ltd. from 1998 to 2002.

•	Former director of the Farmers Insurance Group; BAT Industries; and Instituto Nazionale delle Assicuranzioni.

•	From 2008 to 2009, served as Chairman of the Association of Bermuda Insurers and Reinsurers.

•	In 2019, was appointed as an Officer of the Order of the British Empire to commemorate his distinguished contributions toward the building of the Bermuda reinsurance industry.

•	Named by the International Insurance Society as its 2019 Insurance Hall of Fame Laureate.

Key Qualifications: The Board believes that Mr. Butt is qualified to serve as a director based upon his expansive insurance industry experience, spanning well over 50 years.

Albert A. Benchimol	Experience:

•	Joined AXIS as Executive Vice President and Chief Financial Officer in January 2011.

•

Served as Executive Vice President and Chief Financial Officer of PartnerRe Ltd. from April 2000 through September 2010 and as Chief Executive Officer of PartnerRe Ltd.’s Capital Markets Group business unit from June 2007 through September 2010.

•	Prior to joining PartnerRe, Mr. Benchimol was Senior Vice President and Treasurer at Reliance Group Holdings, Inc. for 11 years and was previously with the Bank of Montreal from 1982 to 1989.

•	Assumed the role as Chair of the Association of Bermuda Insurers and Reinsurers in 2019, after serving as its Vice-Chair from 2017 through 2018.

•	Appointed as an External Member of the Council of Lloyd’s in February 2019.

PROPOSAL 1. ELECTION OF DIRECTORS 9

Key Qualifications:

The Board believes that Mr. Benchimol is qualified to serve as a director based on his 38 years of experience in corporate finance, investments, the finance and insurance industry and his specific background as the Company’s Chief Executive Officer and President and, formerly, Chief Financial Officer.

Charles A. Davis	Experience:

•	Currently, the Chief Executive Officer of Stone Point Capital LLC, serving since June 2005.

•

From 1998 until May 2005, was with MMC Capital, Inc., a subsidiary of Marsh & McLennan Companies, Inc., serving as the Chief Executive Officer from 1999 to 2005 and as Chairman from 2002 to 2005. Also served as a Vice Chairman of Marsh & McLennan Companies, Inc. from 1999 to November 2004.

•

Spent 23 years at Goldman, Sachs & Co., where, among holding other positions, he served as head of Investment Banking Services worldwide; head of the Financial Services Industry Group; a General Partner, a Senior Director; and as a Limited Partner.

•	Current director of The Hershey Company and The Progressive Corporation.

Key Qualifications: The Board believes that Mr. Davis is qualified to serve as a director based on his distinguished career in investment banking and his extensive knowledge of corporate finance as well as his experience as a significant shareholder of insurance-related businesses.

Anne Melissa Dowling	Experience:

•	Served as Director of Insurance for the State of Illinois from 2015 to 2017 and as Deputy Commissioner of Insurance for the State of Connecticut from 2011 to 2015.

•

Held executive management roles in the areas of investments, treasury, strategic planning and marketing and governance at Massachusetts Mutual Financial Group; Connecticut Mutual Life Insurance Company; Travelers Insurance Company; and at Aetna Life & Casualty, where she began her career in 1982.

•	Current director of Prosperity Life Group and Insurance Capital Group and a current advisory board member for Carpe Data.

•	Former director of Spectranetics Corporation and former advisory board member for Life Epigenetics.

•	Received an M.B.A. from Columbia Business School and a B.A. from Amherst College and holds the Chartered Financial Analyst (CFA) designation.

Key Qualifications: The Board believes that Ms. Dowling is qualified to serve as a director based on her insurance industry expertise including 25 years of executive management in the private sector and, most recently in the public sector, as Director of the Illinois Department of Insurance.

Christopher V. Greetham	Experience:

•	Served as Chief Investment Officer of XL Capital Ltd. from 1996 to 2006.

•	From 1982 to 1996, was Chief Financial Officer of OIL Insurance Ltd. and President of OIL Investment Corporation Ltd.

•	Served as an investment analyst and a portfolio manager at Bankers Trust Company between 1975 and 1982.

Key Qualifications: The Board believes that Mr. Greetham is qualified to serve as a director based on his significant experience as an investment analyst and portfolio manager as well as his extensive experience in asset management and in the insurance industry.

10 PROPOSAL 1. ELECTION OF DIRECTORS

Elanor R. Hardwick	Experience:

•	Currently, the Chief Digital Officer of UBS, leading the bank’s innovation and digitization activities across all business lines and functions globally.

•	From 2016 to 2018, was former Head of Innovation of Deutsche Bank, leading innovation across business lines and functions globally and supporting the company’s digital strategy development.

•	Served as Chief Executive Officer of Credit Benchmark Ltd., a FinTech start-up and provider of credit risk data, leading the company from its foundation in 2012.

•

Held a succession of senior leadership positions at Thomson Reuters, including Global Head of Strategy, Investment and Advisory; Global Head of Professional Publishing; and Head of Strategy for Europe and Asia.

•	Held positions at Morgan Stanley International; Booz-Allen & Hamilton; and the United Kingdom’s Department of Trade and Industry.

•	Earned an M.B.A. from Harvard Business School and an M.A. from the University of Cambridge.

Key Qualifications: The Board believes that Ms. Hardwick is qualified to serve as a director based on her leadership positions in the financial services and FinTech industries, including her experience leading global innovation and digital strategy initiatives at UBS and Deutsche Bank.

Henry B. Smith	Experience:

•	Served as the Chief Executive Officer and President of W.P. Stewart & Co., Ltd. from May 2005 to March 2006.

•	Former Chief Executive Officer of the Bank of Bermuda Limited from March 1997 to March 2004.

•

Joined the Bank of Bermuda in 1973 serving in various senior positions including Executive Vice President and Chief Operations Officer; Executive Vice President Europe; and Senior Vice President and General Manager, Retail Banking.

Key Qualifications: The Board believes that Mr. Smith is qualified to serve as a director based on his background and extensive international banking experience, including his 31-year career with the Bank of Bermuda.

Barbara A. Yastine	Experience:

•

Former Chair and CEO of Ally Bank, a digital banking leader. Served as Chair from 2010 to 2015 and became interim CEO and President in 2011 before serving as CEO and President beginning in 2012. Also served as Chief Administrative Officer of Ally Financial from 2010 to 2012.

•	Is currently an active investor in private companies.

•	Current director of Primerica, Inc. and Zions Bancorporation.

•

Previously served on the Board of First Data Corporation from 2016 to July 2019 and also as a director and co-CEO of privately held Lebenthal Holdings, LLC from September 2015 to June 2016. In November 2017, Lebenthal and certain of its subsidiaries filed voluntary petitions for bankruptcy under Chapter 7 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.

•	Previously held various executive roles at Citigroup and Credit Suisse First Boston spanning over 17 years.

•	Received a B.A. in Journalism and an M.B.A. from New York University.

Key Qualifications: The Board believes that Ms. Yastine is qualified to serve as a director based on her more than 30 years of management experience in the financial services and risk management sectors, including her prior role as Chair, Chief Executive Officer and President of Ally Bank.

PROPOSAL 1. ELECTION OF DIRECTORS 11

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE HIGHLIGHTS

Corporate governance is an area of significant focus for our Board and is a critical component to our success in driving sustained shareholder value. Highlights of our corporate governance standards are provided below:

✓	Majority vote standard for election of directors. Each director must be elected by a majority of votes cast, not a plurality.

✓	No “over-boarding”. None of our directors serve on the board of directors of more than three other publicly held corporations.

✓	Regular shareholder engagement. We engage with our shareholders to better understand their perspectives.

✓	Regular Board and Committee self-evalution process

✓	Active Board refreshment process

✓	No hedging the economic risk of owning AXIS stock or pledging of AXIS stock for loans or other obligations

✓	Independent Lead Director
✓	Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting.

✓	Majority independent Board. All of our directors are independent, except for our CEO and Chairman.

✓	Independent Audit, Compensation and Corporate Governance and Nominating Committees

✓	Robust Code of Business Conduct. AXIS is committed to operating its business with the highest level of ethical conduct and has adopted a Code of Business Conduct that applies to all employees and officers as well as the Board of Directors. Our Code of Business Conduct is available at www.axiscapital.com.

DIRECTOR INDEPENDENCE

Our Board currently consists of 13 directors, of whom eleven are independent directors, and will be reduced in size to 11 directors effective May 7, 2020. As noted above, Messrs. Friedman and Keane will retire from the Board effective May 7, 2020. The Board has affirmatively determined that each of Messrs. Davis, Friedman, Greetham, Keane, Ramey, Smith and Zeller and Mses. Dowling, Hardwick, Yastine and Zlatkus are independent as defined in the listing standards of the NYSE and in accordance with the Company’s Corporate Governance Guidelines. Mr. Benchimol serves as our Chief Executive Officer and President and therefore is not independent. Similarly, because Mr. Butt was an employee of the Company until his May 3, 2012 retirement and also is a consultant to us, he is not independent under the NYSE listing standards. Mr. Butt continues to serve as Chairman of the Board in his capacity as a non-management director. The Board has made these determinations based primarily on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations and discussions with the directors.

With respect to Charles A. Davis, the Board reviewed his current relationship with Stone Point Capital LLC (“Stone Point”) and assets that we currently have under management with affiliates of Stone Point. The Board determined that neither of these relationships constitute a material relationship with us as defined in the listing standards of the NYSE. For more details about this relationship and transactions, see “Certain Relationships and Related Transactions” below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons. With the assistance of the Company’s Corporate Secretary and General Counsel, our Corporate Governance and Nominating Committee is required to consider and approve all transactions in which AXIS participates where a related person may have a direct or indirect material interest which involves an amount greater than $120,000. After considering the facts and circumstances, the Committee determines the potential for a conflict of interest and also whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors, director nominees or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct requires all directors, officers and employees who may have either a potential or apparent conflict of interest to promptly disclose such conflict to our General Counsel.

12 CORPORATE GOVERNANCE

We seek affirmative confirmation of compliance with our Code of Business Conduct from our directors, officers and employees annually.

Additionally, each year, our directors and executive officers complete questionnaires that require the identification of any arrangements or transactions in which they or their family members have an interest. All potential related-person transactions are reviewed by our Corporate Governance and Nominating Committee, which pursuant to its charter is responsible for reviewing and approving any proposed transaction with any related person.

During 2019, our Chairman, Mr. Butt, received $350,000 in consulting fee payments pursuant to the terms of a consulting agreement by and between Mr. Butt and the Company dated May 3, 2012. The agreement was most recently amended on July 18, 2019 to extend the term of the agreement to December 31, 2020. Mr. Butt will not receive any additional fees for consulting services provided during the extended term.

Charles A. Davis is the Chief Executive Officer of Stone Point. In the ordinary course of business, we have contracted with SKY Harbor Capital Management, LLC, an affiliate of Stone Point, for asset management services for certain of our high-yield debt portfolios. In 2019, we paid $2.6 million to SKY Harbor Capital Management, LLC in management fees relating to these portfolios.

During 2019, we committed to invest $71 million in Stone Point’s Trident VIII. For the year ended December 31, 2019, we have not paid any fees to Stone Point in relation to Trident VIII.

We also have $52 million invested in the Freedom Consumer Credit Fund, LLC Series B, the manager of which is Freedom Financial Asset Management, LLC, an indirect subsidiary of Pantheon Partners, LLC. Investment funds managed by Stone Point own approximately 14.5% of Pantheon Partners, LLC. During 2019, fees paid to Freedom Financial Asset Management, LLC totaled $2.7 million.

In January 2020, we committed to invest $10 million in a co-investment with Stone Point to purchase a limited partnership interest in T-VIII Co-Invest-A LP, which is being formed by Stone Point to facilitate the investment by multiple investors in Duff & Phelps, a financial advisory firm. No management or other fees will be paid by AXIS to Stone Point in connection with Stone Point’s management of this investment.

BOARD COMMITTEES

Our Board maintains Audit, Compensation, Corporate Governance and Nominating, Finance, Risk and Executive Committees. Current copies of the charter for each of these committees, as well as our Corporate Governance Guidelines, are available on our website at www.axiscapital.com. The table below provides current membership and meeting information for each committee. In addition, the table identifies the independent directors, as determined by our Board within the meaning of the NYSE listing standards, applicable SEC regulations and our Corporate Governance Guidelines.

Name	Audit	Compensation	Corporate Governance and Nominating	Finance	Risk	Executive	Independent Director

Albert A. Benchimol					Member	Member

Michael A. Butt						Member

Charles A. Davis				Chair	Member	Member	X

Anne Melissa Dowling	Member		Member	Member			X

Robert L. Friedman				Member	Member		X

Christopher V. Greetham	Member	Member		Member	Chair		X

Elanor R. Hardwick	Member	Member	Member				X

Maurice A. Keane	Member	Member	Chair				X

Thomas C. Ramey	Chair	Member	Member				X

Henry B. Smith		Chair	Member		Member	Chair	X

Barbara A. Yastine	Member		Member		Member		X

Wilhelm Zeller		Member		Member	Member		X

Lizabeth H. Zlatkus	Member	Member		Member			X

2019 Meetings	10	6	4	4	4	0

CORPORATE GOVERNANCE 13

Audit Committee. The Audit Committee has general responsibility for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit functions and independent auditors. The Committee appoints, retains and determines the compensation for our independent auditors, pre-approves fees and services of the independent auditors and reviews the scope and results of their audit. The Audit Committee has been established in accordance with Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is a non-management director and is independent as defined in the listing standards of the NYSE, our Corporate Governance Guidelines and under the Exchange Act. Our Board has determined that Mr. Ramey qualifies as an audit committee financial expert pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Compensation Committee. The Compensation Committee establishes compensation for our Chief Executive Officer and certain other executives in light of our established corporate performance goals and makes recommendations to our Board with respect to overall officer, management and employee compensation policies, incentive compensation plans, equity-based plans and director compensation. Each member of this Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and is independent as defined in the listing standards of the NYSE. For a description of our processes and procedures for the consideration and determination of executive and director compensation, see “Compensation Discussion and Analysis” and “2019 Directors Compensation” later in this proxy statement.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees; overseeing the purpose, structure and composition of our Board committees; overseeing the annual evaluation of the Board and its committees; and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. The Committee also oversees our corporate citizenship initiatives. Each member of this Committee is a non-management director and is independent as defined in the listing standards of the NYSE.

Finance Committee. The Finance Committee oversees the investment and treasury functions of the Company, including the investment of funds and financing facilities. It also is responsible for establishing our investment policies and guidelines, reviewing the selection of investment managers, evaluating the performance of investment managers, monitoring the need for additional financing and ensuring compliance with outstanding debt facility covenants.

Risk Committee. The Risk Committee assists the Board in its oversight of risks to which the Company is exposed and monitors our compliance with our aggregate risk standards and risk appetite. The Risk Committee also reviews compensation practices to determine whether our policies and plans are consistent with the Company’s risk framework and do not encourage excessive risk taking.

Executive Committee. The Executive Committee may exercise the authority of the Board when the entire Board is not available to meet, except in cases where the action of the entire Board is required by our memorandum of association, our bye-laws or applicable law.

MEETINGS OF THE BOARD AND ITS COMMITTEES

Pursuant to our Corporate Governance Guidelines, we expect our directors to attend all meetings of our Board, all meetings of all committees of the Board on which they serve and each annual general meeting, absent exigent circumstances. Our Board met five (5) times during the year ended December 31, 2019. No director attended fewer than 75% of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served (during the period that each director served on the Board or such committee(s)). All of our directors then in office attended our 2019 Annual General Meeting.

MEETINGS OF NON-MANAGEMENT DIRECTORS

The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. In 2019, the independent directors met in executive session with the Lead Independent Director presiding at each of our four regularly scheduled Board meetings.

14 CORPORATE GOVERNANCE

LEAD INDEPENDENT DIRECTOR

The Board believes that the role of Lead Independent Director enhances effective governance. Mr. Smith currently serves as Lead Independent Director. In addition to presiding at executive sessions of the non-management directors as well as all meetings at which the Chairman is not present, the Lead Independent Director’s duties include:

•	providing input on meeting scheduling, agendas and information that is provided to the Board;

•	acting as a liaison between the independent directors and the Chairman;

•	recommending, as appropriate, that the Board retain consultants who will report directly to the Board; and

•	consulting and communicating with major shareholders on a per-request basis.

BOARD LEADERSHIP STRUCTURE

The Board believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depends upon a company’s particular circumstances at a given point in time. For our Company, the Board continues to believe that separating the Chief Executive Officer and Chairman positions is the appropriate leadership structure and is in the best interests of our shareholders. In addition, the Board also believes that AXIS’ leadership structure does not affect the Board’s role in risk oversight of the Company. Accordingly, Mr. Butt currently serves as our Chairman of the Board, and Mr. Smith will assume the position of Chairman upon Mr. Butt’s retirement, while Mr. Benchimol serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. Additionally, Mr. Butt’s attention to Board and committee matters allows Mr. Benchimol to focus more specifically on overseeing the Company’s day-to-day operations and underwriting activities as well as strategic opportunities and planning.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Smith, Greetham, Keane and Ramey served on our Compensation Committee during fiscal year 2019 and effective January 1, 2020, Mses. Hardwick and Zlatkus and Mr. Zeller became members. During fiscal 2019, none of our executive officers served on the Compensation Committee (or its equivalent) or on the board of directors of another entity where one of our Compensation Committee members was an executive officer.

CONSIDERATION OF DIRECTOR NOMINEES

The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders to be nominated to our Board for election at the Annual General Meeting. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that such shareholder submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. A shareholder must give written notice of the submission to our Secretary not less than 90 days nor more than 120 days prior to the anniversary of the annual general meeting for the preceding year; provided, that, if the date of the annual general meeting is moved more than 30 days before or after the anniversary date of the annual general meeting for the preceding year, the deadline for giving written notice of the submission to our Secretary will instead be a reasonable time before we begin to print and mail our proxy materials. The notice must include:

•	the name, age and business and residence addresses of the candidate;

•	the principal occupation or employment of the candidate;

•	the number of common shares or other securities of the Company beneficially owned by the candidate;

•	all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

•	the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our share register and the number of our common shares beneficially owned by the shareholder.

CORPORATE GOVERNANCE 15

COMMUNICATIONS WITH BOARD OF DIRECTORS

Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary at our headquarters at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Lead Independent Director or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to our Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

EMPLOYEE, OFFICER AND DIRECTOR HEDGING

Our Insider Trading Policy prohibits our officers, employees and directors from transacting certain forms of hedging or monetization transactions (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities held by them.

RISK GOVERNANCE AND RISK MANAGEMENT ORGANIZATION

The key elements of our governance framework, as it relates specifically to risk management, are described below.

Board of Directors’ Level

The Risk Committee of the Board assists the Board of Directors in overseeing the integrity and effectiveness of our enterprise risk management framework and ensuring that our risk assumption and risk mitigation activities are consistent with that framework. The Risk Committee reviews, approves and monitors our overall risk strategy, risk appetite and key risk limits and receives regular reports from the Group Risk Management function to ensure any significant risk issues are being addressed by management. The Risk Committee further reviews, with management and our internal audit function, our general policies and procedures and satisfies itself that effective systems of risk management and controls are established and maintained. Among its other responsibilities, the Risk Committee also reviews and approves our annual Own Risk and Solvency Assessment, or ORSA, report. The Risk Committee assesses the independence and objectivity of our Group Risk function, approves its terms of reference and reviews its ongoing activities.

Following a recommendation by the Chief Executive Officer, the Risk Committee also conducts a review and provides a recommendation to the Board of Directors regarding the appointment and/or removal of the Chief Risk Officer. The Risk Committee meets with the Chief Risk Officer in separate executive sessions on a regular basis.

The Finance Committee of our Board oversees our investment of funds and adequacy of financing facilities. This includes approval of our strategic asset allocation plan. The Audit Committee of our Board, which is supported by our internal audit function, is responsible for overseeing internal controls and compliance procedures. The Finance Committee also reviews with management and the Chairman of the Risk Committee, our guidelines and policies regarding risk assessment and risk management.

As part of its oversight of risks and opportunities generally, our Board oversees the risks and opportunities relating to climate change.

Group Executive Level

Our management Executive Committee formulates our business objectives and risk strategy within the overall risk appetite set by our Board. It allocates capital resources and sets limits across the AXIS operating entities, with the objective of balancing return and risk. While the management Executive Committee is responsible overall for risk management, it has delegated some authority to the executive level Risk Management Committee, or RMC, consisting of the Chief Executive Officer, Chief Financial Officer, Chief Strategy Officer, Chief Underwriting Officer, each of the Chief Executive Officers for each segment, Chief Risk Officer, Chief Actuary and General Counsel.

The RMC is responsible for overseeing the integrity and effectiveness of the Group’s enterprise risk management framework and ensuring that our risk assumption and risk mitigation activities are consistent with that framework,

16 CORPORATE GOVERNANCE

including a review of the annual business plan relative to our risk limits. In addition to the RMC, there is an established framework of separate yet complementary management committees and subcommittees, focusing on particular aspects of enterprise risk management including the following:

Management Committees

•

The Business Council oversees underwriting strategy and performance, establishes return targets and manages risk/exposure constraints across each line of business, in line with the Company’s strategic goals.

•

The Product Boards for each major line of business aim to develop a coherent strategy for portfolio management, set underwriting guidelines and risk appetite and leverage expertise across the multiple geographies that we operate in. The Product Boards also oversee exposure management frameworks and view of risk.

•

The Investment and Finance Committee oversees our investment activities by, among other things, monitoring market risks, the performance of our investment managers and our asset-liability management, liquidity positions and investment policies and guidelines. The Investment and Finance Committee also prepares our strategic asset allocation and presents it to the Finance Committee of the Board for approval.

•

The Capital Management Committee oversees the integrity and effectiveness of the Company’s Capital Management Policy, including the capital management policies of the Company’s legal entities and branches, and oversees the availability of capital within the AXIS operating entities.

•	The Group Reserve Committee ensures appropriate oversight and challenge of the Group and Segment Reserves, led by the Group Chief Reserving Actuary.

RMC Sub-Committees

•	The Reinsurance Security Committee sets out the financial security requirements of our reinsurance counterparties and approves our counterparties, as needed.

•	The Internal Model Committee oversees our Internal Model framework, including the key model assumptions, methodology and validation framework.

•

The Operational Risk Committee oversees the Group’s Operational Risk framework for the identification, management, mitigation and measurement of operational risk and facilitates the embedding of effective operational risk management practices throughout the AXIS companies.

•	The Emerging Risks Working Group oversees the processes for identifying, assessing and monitoring current and potential emerging risks.

Group Risk Management Organization

As a general principle, management in each of our business units is responsible in the first instance for both the risks and returns of its decisions. Management is the “owner” of risk management processes and is responsible for managing our business within defined risk limits.

Our Chief Risk Officer, who reports to the Chief Financial Officer and the Chairman of the Risk Committee, leads our independent Group Risk function and is responsible for oversight and implementation of our enterprise risk management framework as well as providing guidance and support for risk management practices. Group Risk is responsible for developing methods and processes for identifying, measuring, managing and reporting risk. This forms the basis for informing the Risk Committee and the RMC of our risk profile. Group Risk develops our risk management framework and oversees the adherence to this framework at the group and operating entity level. Our Chief Risk Officer regularly reports risk matters to the Chief Financial Officer, management Executive Committee, RMC and the Risk Committee.

Internal audit, an independent, objective function, reports to the Audit Committee of the Board on the effectiveness of our risk management framework. This includes assurance that key business risks have been adequately identified and managed appropriately and that our system of internal control is operating effectively. Internal audit also provides independent assurance around the validation of our internal capital model and coordinates risk-based audits, compliance reviews, and other specific initiatives to evaluate and address risk within targeted areas of our business.

CORPORATE GOVERNANCE 17

Our risk governance structure is further complemented by our legal department which seeks to mitigate legal and regulatory compliance risks with support from other departments. This includes ensuring that significant developments in law and regulation are observed and that we react appropriately to impending legislative and regulatory changes and applicable court rulings.

CODE OF BUSINESS CONDUCT AND CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines, along with our Code of Business Conduct and the charters of each of the committees of our Board, provide a framework for the corporate governance of the Company addressing matters such as director qualification standards, director responsibilities and duties and compensation of our directors. Our Corporate Governance Guidelines and our Code of Business Conduct apply to all of our directors, officers and employees, including our Chief Executive Officer and President, our Chief Financial Officer and our Controller and are available on our website at www.axiscapital.com. We intend to disclose on our website any required amendment to, or waiver of, a provision of the Code of Business Conduct that applies to our Chief Executive Officer and President, our Chief Financial Officer or our Controller. In addition, waivers of the Code of Business Conduct for our directors and executive officers may be made only by our Board or the Corporate Governance and Nominating Committee and will be promptly disclosed to shareholders on our website in accordance with the listing standards of the NYSE.

CORPORATE CITIZENSHIP AND SUSTAINABILITY

We define our corporate purpose as giving people and organizations the confidence to take necessary risks in the pursuit of their goals and ambitions. Our corporate citizenship program is organized around identifying, assessing and managing on an ongoing basis the environmental, social and governance factors that are relevant to our long-term financial performance. Our approach is to take into account the input of our core stakeholders, including our colleagues, our shareholders and our communities, and to consider material environmental, social and governance factors in our strategic planning and risk oversight.

The Corporate Governance and Nominating Committee of the Board has primary oversight responsibilities for our corporate citizenship program. The Committee regularly reports on citizenship and sustainability matters to, and receives the input of, the full Board. In addition, our senior management provides guidance for our citizenship and sustainability strategy and initiatives.

The Company has determined that it will focus its corporate citizenship efforts initially in four areas: environment (which includes environmental sustainability and climate-risk mitigation), diversity and inclusion, philanthropy and advocacy. Select initiatives in each of these areas are discussed below.

ENVIRONMENT

Since its inception, AXIS has been at the forefront of assessing and offering protection against weather-related risks such as hurricanes, storms, wildfires and floods, helping businesses and individuals proactively manage their exposure to such risks, and, when the need arises, recover from their aftermath. Our assessment of sustainability risks and opportunities takes into account the physical and transitional risks and opportunities of climate change. Through its NatCat Centre of Excellence, the AXIS Research Center, a newly formed climate-change working group, and local modeling teams, AXIS continues to advance research and monitoring of the newest science on climate change, as well as modeling and reviewing peril regions most likely to be affected thereby. For example:

•

AXIS is a member of the Bermuda Institute of Ocean Sciences’ Risk Prediction Initiative, which was formed in the wake of Hurricane Andrew in 1992. The Risk Prediction Initiative was formed in part to improve models for natural catastrophes and better estimate probable loss distributions.

•

AXIS partners with leading researchers and students at the University of Illinois’ Office of Risk Management and Insurance Research. This partnership is creating new natural catastrophe risk conceptualization models that leverage data analytics and computer programming. This partnership is part of AXIS’ longstanding commitment to promote education in areas relevant to the insurance industry and provide a platform to address areas like climate risk.

In 2019, we significantly scaled up our environmental and climate-risk work with additional initiatives such as the following:

•

AXIS formed the climate change working group, a cross-functional group tasked with (i) assessing climate-related risks and opportunities identified in other AXIS working groups focused on product development;

18 CORPORATE GOVERNANCE

(ii) evaluating and recommending changes to modeling, pricing and underwriting based on climate change; (iii) promoting knowledge-sharing across key groups on the topic of climate change; (iv) leading research into climate change and providing information to enterprise management and other senior decision makers; (v) collaborating with modeling vendors, market and regulatory groups to develop climate change scenarios that may have impacts on the Company (financial or otherwise); and (vi) considering emerging risks associated with climate change and liaising with the proper internal working groups and committees for their consideration in the areas of, among other things, product development and risk management.

•

In October 2019, AXIS published its thermal coal and oil sands policy. AXIS was only the second insurer with significant U.S. operations to publish any such policy, and the first to publish one addressing oil sands. Reflecting AXIS’ belief that (re)insurers have an important role to play in mitigating climate risk and transitioning to a low-carbon economy, this policy limits the provision of (re)insurance to, or investment in, new thermal coal plants or oil sands infrastructure or the companies that build, own or operate such enterprises. The policy is a part of the Company’s broader strategy to reduce investments in lines that do not align with its long-term approach while investing in growth areas such as renewable energy insurance-an area in which the Company has maintained its position as a top global (re)insurer, particularly of offshore wind and solar facilities.

•

AXIS has hosted, sponsored and/or had executives participate in a number of climate-risk-related panels. In November 2019, the Chairman of the Board, Mr. Butt, along with the Chairman of the Audit Committee, Mr. Ramey, and several senior executives participated in the “Future of Insurance Symposium: Climate Risk & Insurance Implications” hosted by the University of Illinois in partnership with their Office of Risk Management and Insurance Research and the AXIS Risk Management Academy. Together with researchers from the University, the panelists at November’s symposium discussed recent works on climate risks and how these risks affect business practices in the insurance industry now and prospectively. As part of this, AXIS and the Office of Risk Management and Insurance Research funded five faculty fellowships to continue to pursue relevant research.

•

In September 2019, AXIS hosted the International Society of Catastrophe Managers conference, “Climate change-a key driver in catastrophe risk management, or one factor among many?” in Zurich, with over 80 participants and speakers. The aim of this conference was to provide different scientific, regulatory and (re)insurance/risk management industry views on the current and potential future impacts of climate change and to assess, among other things, whether assessments of cat risk will change in the future as our understanding of climate change and its causes and effects become better understood; what the quantification of climate change impacts will do to alter how the (re)insurance industry comprises its cat portfolios and charges premiums, and what concerns regulators are beginning to raise regarding climate risk.

•	We are also working on aligning our climate-related disclosures using Sustainability Accounting Standards Board principles.

As part of its oversight of risks and opportunities generally, our Board oversees the risks and opportunities relating to climate change.

OUR PEOPLE

At AXIS, investing in our people is a top priority. We strongly encourage our employees to develop critical capabilities that will aid in their professional and personal growth, propel their careers, and help them engage in the communities where they work and live. We also recognize the importance of a diverse workforce. Our goal is to elevate the level of service that we provide to our customers and partners, retain our top talent and support the communities where we do business. Some of our 2019 initiatives in furtherance of this goal are described below:

•

Last year, 20% of our open positions were filled by internal candidates. We aim to meet or exceed that goal in 2020, assisted in part by a new relationship that we established with a human capital analytics organization to foster a fair and equitable workplace by helping AXIS set, track and consistently improve diversity, equity and inclusion metrics.

•	We launched a management-development series, focusing on how our leaders can maximize the talent of their team members.

•

We also introduced our Early Careers Program in 2019, which includes a robust and growing summer internship program and an early career development program. The Early Careers Program is focused on building a diverse pipeline of talent for numerous careers at AXIS.

CORPORATE GOVERNANCE 19

•

AXIS Careers was created to provide our employees with a centralized repository of tools, resources, and training modules to assist them on their career journey at AXIS. This includes on-demand mobile courses, programming for early-career talent, leadership training, and more.

A key pillar of our corporate citizenship platform is diversity and inclusion. Encouraging a wide range of experiences, backgrounds and perspectives makes AXIS a more rewarding place to work, enables us to attract talented teammates, enriches our perspectives and makes us stronger as a global organization. Below are strategies and initiatives enacted to further the advancement of our diverse and inclusive culture:

•	AXIS continues to broaden its recruiting strategies to identify diverse candidates. Recent initiatives include:

¡	Developing relationships with veterans’ organizations to utilize their job boards and candidate databases for open roles, and encourage the organizations’ members to participate in recruitment events;

¡	Establishing and enhancing existing relationships with diverse universities; and

¡	Providing recruitment training and manager coaching with a focus on enhancing managers’ effectiveness at recruiting diverse candidates.

•

AXIS developed in-house unconscious-bias training for the entire AXIS workforce which trained all of our employees on unconscious biases that, among other things, can impede the career progress of underrepresented groups and help employees better understand diverse perspectives. Approximately 80 mandatory in-person sessions were conducted in partnership with local senior business leaders.

PHILANTHROPY

We believe in a grassroots approach to philanthropy: advancing charitable endeavors that are interwoven into the fabric of our local communities. AXIS has a long history of supporting charitable causes that align with our values. Our giving comes in many forms:

•	During 2019, AXIS’ charitable giving activities focused on disaster preparedness, cybersecurity, education and research.

•

More than half of our employees participated in the AXIS Global Day of Giving Rally, a period of time when colleagues can use paid time off to volunteer at local organizations. We also offer one additional paid day off to volunteer at any point during the year. In 2019, AXIS employees participated in more than 50 events across the world, helping at local food pantries, teaching children about issues such as insurance and cybersecurity, and supporting environmental programs.

•	As part of our investment in communities, AXIS sponsors a Matching Gifts Program, which is now in its 12th year of operation.

ADVOCACY

AXIS focuses its advocacy efforts on driving significant change in the (re)insurance industry by promoting issues, policies and initiatives that are supportive of the other three pillars of our corporate citizenship program, in particular pertaining to the environment and diversity and inclusion. For example, as part of our advocacy efforts, we are engaged with organizations such as the Geneva Association as well as the Insurance Development Forum, launched by the United Nations, the World Bank and the insurance industry; scaled-up our involvement in the Lloyd’s Dive In Festival, a festival for diversity and inclusion in the insurance sector; and sponsored initiatives through the UN Foundation-backed female empowerment initiative, Girl Up.

20 CORPORATE GOVERNANCE

PRINCIPAL SHAREHOLDERS

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of March 17, 2020 regarding beneficial ownership of our common shares by each of the following, in each case based on information provided by these individuals:

•	Each person or group known to us to be the beneficial owner of more than 5% of our common shares

•	Each of our directors

•	Each of our NEOs

•	All of our directors and executive officers as a group

Directors and Executive Officers	Number of Common Shares (1)	Percent of Outstanding Common Shares (1)

Albert A. Benchimol	363,260	*

Michael A. Butt	986,922	1.2%

Charles A. Davis (2)	42,120	*

Anne Melissa Dowling	1,923	*

Robert L. Friedman	66,955	*

Christopher V. Greetham	28,452	*

Elanor R. Hardwick	4,225	*

Maurice A. Keane	109,468	*

Thomas C. Ramey	15,779	*

Henry B. Smith	44,976	*

Barbara A. Yastine	4,410	*

Wilhelm Zeller	21,056	*

Lizabeth H. Zlatkus	4,871	*

Steve K. Arora	24,118	*

David S. Phillips	31,872	*

Peter J. Vogt	28,725	*

Peter W. Wilson	43,941	*

All directors and executive officers as a group (17 persons)	1,823,073	2.2%

OTHER SHAREHOLDERS

Pzena Investment Management, LLC (3)	5,383,049	6.4%

The Vanguard Group (4)	8,431,435	10.0%

T. Rowe Price Associates, Inc.(5)	9,725,625	11.5%

*	Less than 1%

(1)

Unless otherwise indicated, the number of common shares beneficially owned and percent of outstanding common shares are based on 84,298,000 common shares outstanding as of March 17, 2020. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Our bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of our capital stock, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist.

(2)

501,026 common shares are held by T-VIII PubOpps LP (“T8”). The GP of T8 is T-VIII PubOpps GP LLC (“T8 GP”). The managing member of T8 GP is Trident VIII, L.P. The general partner of Trident VIII, L.P. is Trident Capital VIII, L.P. A limited liability company solely owned by Mr. Davis is one of the five general partners of Trident Capital VIII, L.P. Mr. Davis is also chief executive officer and a member of Stone Point Capital LLC, which serves as the investment manager of T8. Mr. Davis disclaims beneficial ownership of such common shares that are held by T8 except to the extent of any pecuniary interest therein. The principal address of T8 is c/o CSC at 251 Little Falls Drive, Wilmington, Delaware 19808. The principal business address for Stone Point Capital LLC is 20 Horseneck Lane, Greenwich, Connecticut 06830.

(3)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 5 to the Schedule 13G/A filed on January 27, 2020 by Pzena Investment Management, LLC (“Pzena”), 320 Park Avenue, 8th Floor, New York, NY 10022, and includes common shares beneficially owned as of

PRINCIPAL SHAREHOLDERS 21

December 31, 2019. Pzena has sole voting power over 4,875,992 common shares and sole dispositive power over 5,383,049 common shares.

(4)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 6 to Schedule 13G/A filed on February 12, 2020 by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355, and includes common shares beneficially owned as of December 31, 2019. Vanguard has sole voting power over 44,547 common shares and sole dispositive power over 8,385,312 common shares. Vanguard has shared voting power over 12,153 common shares and shared dispositive power over 46,123 common shares.

(5)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 2 to Schedule 13G/A filed on February 14, 2020 by T. Rowe Price Associates, Inc. (“T. Rowe Price”), 100 E. Pratt Street, Baltimore, MD 21202, and includes common shares beneficially owned as of December 31, 2019. T. Rowe Price has sole voting power over 3,234,645 common shares and sole dispositive power over 9,725,625 common shares.

22 PRINCIPAL SHAREHOLDERS

EXECUTIVE OFFICERS

The table below sets forth certain information concerning our current executive officers:

Name	Age	Position

Albert A. Benchimol (1)	62	Chief Executive Officer, President and Director

Peter J. Vogt	56	Chief Financial Officer

Steve K. Arora	43	Chief Executive Officer, AXIS Reinsurance

David S. Phillips	51	Chief Investment Officer

Peter W. Wilson	60	Chief Executive Officer, AXIS Insurance

(1)	Mr. Benchimol’s biography is available under “Directors Continuing in Office”.

Peter J. Vogt	Peter J. Vogt was appointed Chief Financial Officer of AXIS Capital in January 2018. He previously served as the Company’s Deputy CFO from July 1, 2017 until his appointment as CFO in January 2018 and was also Chief Operating Officer of AXIS Insurance from 2013 to June 2017. Mr. Vogt joined AXIS in 2010 as CFO and COO of the Company’s Accident & Health business unit. Prior to AXIS, Mr. Vogt served as CFO of Penn Mutual Life Insurance Company. He also held the CFO role at CIGNA’s Group Insurance business. Mr. Vogt started his career at Hartford Life Insurance Company where, over nearly 14 years, he held a series of actuarial roles and eventually led sales, marketing and product development for its corporate retirement business. Mr. Vogt holds a BBA in Actuarial Science from Temple University and is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

Steve K. Arora	Steve K. Arora joined AXIS in January 2018 as CEO of its reinsurance business. Mr. Arora came to AXIS from Swiss Re, where he spent 18 years in a variety of senior positions, most recently as Head of Casualty Reinsurance and as a member of the Reinsurance Executive Committee. He has held positions in New York, Munich, London, Tokyo and Zurich, and his expertise crosses Finance, Risk Management, Underwriting, and General Management. In his most recent role at Swiss Re, Mr. Arora led a 250-person organization that spanned the company’s global network of offices. Previously he served as President and Managing Director of Swiss Re Japan, where he had oversight of the Company’s entire Japanese platform. Mr. Arora held multiple positions at GE Insurance Solutions prior to its acquisition by Swiss Re.

David S. Phillips	David S. Phillips joined AXIS as Chief Investment Officer in April 2014. With over 25 years of experience in investments, Mr. Phillips previously served as Head of Investments for PartnerRe where he had management and asset allocation responsibilities for public fixed income, public equities, private equities, and alternative fixed income. Prior to PartnerRe, he was the Director of Research and a Portfolio Manager at Oppenheimer Capital, an institutional money manager based in New York City. Mr. Phillips is a CFA charter holder and received an MBA from the Wharton School of the University of Pennsylvania and an AB from Princeton University.

Peter W. Wilson	Peter W. Wilson was appointed Chief Executive Officer of AXIS Insurance in April 2014. He joined AXIS in May 2013 as President of U.S. Insurance. Prior to joining the Company, Mr. Wilson served as President and Chief Operating Officer for CNA Specialty, a unit of CNA Financial Corporation, which is focused on professional and management liability, healthcare, surety and other specialized insurance products and services. During his more than 20-year tenure with CNA Financial Corporation, Mr. Wilson served in a number of leadership positions and had management responsibility for a diverse group of business units operating both in the U.S. and internationally. Prior to CNA, he served as an Executive Vice President at AIG, where he managed AIG’s commercial public D&O business in the U.S.

EXECUTIVE OFFICERS 23

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in this proxy statement a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation paid to our named executive officers as disclosed below. The language of the resolution, commonly known as a “Say on Pay” proposal, is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding our NEOs presented in the “Compensation Discussion and Analysis” section below as well as the discussion regarding the Compensation Committee Process, also below.

The Board has adopted a policy providing for annual Say on Pay advisory votes. Accordingly, the next Say on Pay vote will occur in 2021.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval of the compensation paid to our NEOs.

24 PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION

LETTER FROM COMPENSATION COMMITTEE CHAIRMAN

Dear Shareholders,

Over the course of the past year, I have had the privilege of speaking with many of you directly, in connection with both our 2019 Annual Meeting and our fall outreach program. During these meetings, we discussed our executive compensation practices, including the changes made to our compensation structure to further align pay and performance. We also reviewed our governance practices, including our Board composition and refreshment process. In addition, we discussed environmental, social, and other sustainability topics, such as climate change as it relates to the Company’s business. The feedback provided substantially contributed to the positive enhancements made to our compensation, governance, and citizenship programs.

Changes in our compensation structure in 2019 and 2020

The Compensation Committee is committed to overseeing executive compensation programs that support our business strategy and transformation initiatives, encourage decision-making consistent with our risk framework, and align with our shareholders’ interests and the Company’s long-term goals. We also recognize that as AXIS and the (re)insurance industry continue to evolve, it is necessary to continually adapt our compensation programs to account for these shifting business dynamics and the corresponding expectations from our shareholders.

Following a thorough review of our executive compensation program over the last 18 months and incorporating feedback received from our shareholders, the Compensation Committee made changes to our compensation program in 2019 and 2020. As detailed further in this proxy statement, we have:

•	Changed the performance metric for PSUs to relative TSR, which the Compensation Committee believes most accurately and holistically measures successful execution of our strategy

•	Expanded the performance peer group for assessing performance of PSUs

•	Removed the three-year look-back structure for RSUs

•	Revised the performance scale for PSUs by decreasing the maximum payout while increasing the minimum payout, aligned with the strategy to reduce volatility in our underwriting portfolio

•	Adjusted the weightings of metrics within our annual and long-term incentive programs for our Chief Executive Officer to focus more heavily on quantitative measures of performance

The Committee will continue to evaluate the Company’s compensation programs annually to ensure our compensation programs continue to attract, retain and motivate executive talent. This assessment will take into account the Company’s strategic objectives to realign portfolios to exit less profitable lines and reduce volatility, grow more promising classes of business, apply technology to support growth and efficiency, and cultivate exceptional talent.

Performance and pay outcomes in 2019

While our executive team has made significant progress in building a stronger, more profitable and future-ready company, it has taken longer than expected to deliver the desired financial results of our strategy. The Company’s 2019 financial performance was impacted by significant weather events, including an exceptionally severe Japanese typhoon season, poor crop conditions in the U.S., and loss creep from prior period catastrophes.

We have taken your feedback, both through the vote at our last Annual Meeting and our many conversations throughout the year, and incorporated it into our compensation program. The Compensation Committee is committed to reinforcing the strong link between pay and performance and therefore, took action to address your concerns. In light of below-plan financial performance, our Chief Executive Officer’s total compensation was reduced by 26% for performance year 2019 compared to 2018.

LETTER FROM COMPENSATION COMMITTEE CHAIRMAN 25

As you review the discussion and analysis of our compensation program in the next several pages, I believe that you will find a program well-tailored to match the needs and strategic objectives of our business. Thank you for your continued investment in AXIS.

Henry Smith

Lead Independent Director

Compensation Committee Chair

26 LETTER FROM COMPENSATION COMMITTEE CHAIRMAN

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is divided into the following sections:

NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis section that follows explains the Company’s executive compensation program as it relates to our named executive officers (the “NEOs”) whose compensation information is presented in the tables following this discussion in accordance with SEC rules. Our NEOs for 2019 were:

Name	Title

Albert A. Benchimol	Chief Executive Officer and President

Peter J. Vogt	Chief Financial Officer

Steve K. Arora	Chief Executive Officer, AXIS Reinsurance

David S. Phillips	Chief Investment Officer

Peter W. Wilson	Chief Executive Officer, AXIS Insurance

EXECUTIVE SUMMARY

During 2019, the Company continued to advance its transformation program designed to reposition AXIS to become a stronger, more nimble company. Our management team has remained focused on executing against our plan, making strategic decisions and investments that we believe will create a strong and lasting foundation for profitable growth and leadership.

In 2019, we significantly advanced the following five strategic initiatives previously established by our Board:

•

Reorienting the portfolio. We reoriented the portfolio to exit lower performing lines of business and reduce volatility, and invested in and grew business classes where we have strong potential to achieve profitable growth.

•

Innovating with the customer at the center. We introduced customized reinsurance capabilities, progressed digital offerings for attractive professional lines including cyber, and progressed our capability to innovate around product for micro customers, adjacent to our current markets.

•

Advancing our digital, agile platform. We progressed the transformation of our IT and data organizations and operating models, and launched a multi-year operations transformation program leveraging enhanced digital capabilities.

•

Developing our people and growing our high-performance culture. We developed and facilitated an industry-leading diversity, equity and inclusion program coupled with state-of-the-art leadership development programs, affirming our investment in our leaders, people and culture.

•

Continuing to advance key strategic programs. We continued to advance key programs, including taking measures to ensure the successful integration of Novae Group plc and to strengthen our group operating model.

Financial Highlights

Notwithstanding the Company’s strategic accomplishments, 2019 was a challenging financial year. It has taken longer than we had planned to demonstrate the beneficial financial impact of the actions we have taken to strengthen our portfolio.

COMPENSATION DISCUSSION AND ANALYSIS 27

Ex-PGAAP OROACE was the financial metric used for evaluating cash bonus awards under our Annual Incentive Plan. TSR was the Company’s financial metric for the PSUs granted in 2019.

AXIS Capital’s 2019 financial results for these performance metrics are set forth below:

Measure	Fiscal Year 2019 Results	Change versus Fiscal Year 2018

Ex-PGAAP OROACE (1)	5.2%	0.5% pts

ROACE	6.3%	6.3% pts

Total shareholder return (2)	18.3%	12.5% pts

(1)	See Appendix 1 for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

(2)	One year total shareholder return with dividends reinvested.

SHAREHOLDER ENGAGEMENT AND RESPONSIVENESS TO 2019 SAY ON PAY VOTE

At our 2019 Annual Meeting of Shareholders, 67% of the votes cast were in favor of our advisory vote on executive compensation, a decrease of over twenty percentage points from the result at our 2018 Annual Meeting. We believe one of the significant factors impacting this result was that our Chief Executive Officer received increased compensation for performance year 2018, despite Company financial results that did not meet our expectations. This increase was delivered fully in the form of equity, leaving his base salary and bonus target flat. This was intended to ensure his alignment with shareholders as he leads the Company’s multi-year transformation initiative and to recognize his additional responsibilities in light of the increased size and complexity of our business.

Both the Compensation Committee and management were disappointed with the say-on-pay outcome and sought to understand our shareholders’ perspectives. In the spring of 2019, in advance of our 2019 Annual Meeting and thereafter, in the fall of 2019, we reached out to shareholders representing over 61% of our outstanding shares and held meetings with holders of approximately 45% of our outstanding shares.

In order to establish a direct line of communication between shareholders and our Board, our Lead Independent Director and Chairman of the Compensation Committee, Mr. Smith, actively participated in the majority of these meetings. During the meetings, in addition to discussing governance and corporate citizenship matters, we discussed our executive compensation practices, including the changes made to our compensation structure in 2019 and 2020 to further align pay and performance. In particular, we discussed that our business strategy, the markets in which we operate and our peer companies have substantially changed since the inception of our long-term incentive plan. In light of these changes, the Committee sought to redesign our long-term incentive plan so that it continues to attract, retain and motivate executive talent. Our shareholders provided us their input, and their feedback was reviewed and discussed with our Compensation Committee, Corporate Governance and Nominating Committee and the full Board.

The Compensation Committee is committed to ensuring a strong link between pay and performance. Based on 2019 Company financial results, the Committee significantly reduced our Chief Executive Officer’s compensation. For performance year 2019, our Chief Executive Officer’s annual incentive and equity awards were reduced by 48% and 26%, respectively.

These reductions were a product of the Company’s below-target financial performance and several actions taken by the Committee, as follows:

Financial Performance

•	The financial portion of the annual incentive paid out at 52% of target per the prescribed plan formula

Committee Discretion

•	The decision to eliminate a payout under the non-financial portion of his annual incentive

•	Substantially reduced equity award as compared to the prior year

28 COMPENSATION DISCUSSION AND ANALYSIS

The table below is a summary of the recent changes to our compensation program and practices, incorporating feedback provided by shareholders.

	What We Heard	What We Did
Annual Incentive	Request for greater clarity and disclosure around non-financial performance metrics	Enhanced disclosure of individual performance assessments in our proxy statement.
Adjusted the annual incentive mix for our CEO to increase the weighting of financial metrics from 70% to 75% and decrease the weighting of non-financial metrics to 25%.
PSUs	Request for greater clarity and disclosure around PSU program and payout ranges based on relative TSR	Disclosed performance targets for the PSU program in our proxy statement.
Added a TSR governor, whereby award cannot exceed target if absolute TSR is negative (effective with the 2020 awards).
	Support for increasing the PSU portion of the long-term incentive award for the CEO	Adjusted the weighting of PSUs from 50% to 60% and decreased the weighting of RSUs to 40% for the CEO (effective with his 2020 awards).
	Request to ensure target performance for PSUs is rigorous	Increased the target performance goal from the 50th percentile to the 55th percentile for measuring relative TSR performance (effective with the 2020 awards).
Director Compensation	Concern regarding the magnitude of the Chairman’s consulting agreement	Reduced annual compensation by extending the term of the Chairman’s consulting agreement, without compensation.
Enhanced disclosure of consulting services provided by our Chairman, who will retire in 2020.
No consulting agreement for the Chairman-elect.
Compensation Governance	General overarching support for rigorous stock ownership requirements	Increased required stock ownership amount for CEO from five times to ten times his annual base salary.

Pay and Performance

The success of our transformation initiatives will depend on the talents of our executive team to embrace excellence, drive innovation and lead our workforce. We believe we have the right team for this critical juncture in the history of our Company. With our strategic, transformational journey, our Compensation Committee is focused on maintaining a pay for performance orientation, while ensuring that executives are aligned with shareholders and the Company’s long-term goals.

With that in mind, a substantial portion of our NEOs’ compensation is long-term, performance-based and “at risk.” The Committee defines “at-risk” compensation as variable pay that has both upside potential and downside risk depending on the Company’s performance.

COMPENSATION DISCUSSION AND ANALYSIS 29

The below charts illustrate the target mix of pay for our CEO and other NEOs for the 2019 performance year:

•	For our CEO, approximately 89% of his target compensation is performance-based.

•	For our NEOs, on average, approximately 72% of their target compensation is performance-based.

Although our CEO demonstrated strong leadership and made excellent progress in advancing the Company’s long-term strategic plan, the Compensation Committee wanted to reinforce the strong link between pay and performance. Based on the Company’s financial results, the Compensation Committee approved the following with respect to CEO compensation for the 2019 performance year:

•	No base salary increase

•	Bonus was awarded at 36% of target, resulting in a 48% decrease year-over-year, despite Mr. Benchimol exceeding his non-financial, strategic goals and improved year-over-year returns

•	Equity awards were reduced by 26% from performance year 2018

•	PSUs were adjusted to 60% of the equity award and RSUs were reduced to 40%

Total direct compensation for our CEO, which we define as 2019 salary and bonus and equity awarded for 2019 performance, was reduced by 26% from the prior year. The Committee maintained the mix of the CEO’s compensation to ensure that approximately three quarters is received in the form of equity for which the value is directly impacted by the Company’s stock price performance.

30 COMPENSATION DISCUSSION AND ANALYSIS

The following chart shows the overall decrease in our CEO’s total direct compensation between the 2018 and 2019 performance years:

(1)

Some of the 2019 and 2018 compensation above differs from the Summary Compensation Table included in this proxy statement. SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while the Committee awards equity compensation after the performance year. Therefore, equity compensation granted in 2020 for the 2019 performance year will be shown in next year’s Summary Compensation Table. Similarly, equity compensation granted in 2019 for the 2018 performance year is shown in the Summary Compensation Table as 2019 compensation.

BEST PAY PRACTICES

Highlighted below are compensation practices that we maintained in 2019 to drive Company performance and align the interests of the Company’s executives with its shareholders:

What We Do

✓ Set robust goals, ensuring adequate stretch goals within our risk framework

✓ Link performance metrics to strategy to support shareholder value

✓ Provide appropriate mix of fixed and variable pay to reward Company, business unit, and individual performance

✓ Balance equity awards between PSUs (3-year performance period) and RSUs (4-year vesting period)

✓ Retain downward discretion of incentive awards by our Compensation Committee

✓ Maintain robust stock ownership guidelines

✓ Maintain a Clawback Policy

✓ Retain an independent compensation consultant

✓ Engage in regular shareholder outreach

What We Don’t Do

  No hedging or pledging of AXIS stock

  No individual executive retirement plans

  No excessive executive perquisites

  No excise tax gross-ups upon change of control or termination

  No single-trigger vesting of equity-based awards upon change in control

COMPENSATION DISCUSSION AND ANALYSIS 31

EXECUTIVE COMPENSATION PHILOSOPHY AND KEY FEATURES

We are a specialty insurer and global reinsurer that provides our clients and distribution partners with a broad range of risk transfer products and services and meaningful capacity, backed by excellent financial strength. Accordingly, it is critical that we recruit, retain and motivate the best talent in the highly competitive global marketplace. To achieve these goals, we have designed our executive compensation programs to retain and reward leaders who create long-term value for our shareholders. The combination of fixed and variable compensation that we pay to our NEOs is structured to reward above-median performance with above-median levels of compensation and conversely, to provide below-median compensation for below-median performance. A large portion of our NEOs’ compensation is variable, or performance-based, and consists of annual incentive awards and long-term equity awards, while the fixed component of their compensation is designed to reflect their significant level of responsibility and overall contributions to our success. In addition to leading the Company’s day-to-day underwriting, investing, financial oversight and operating activities, our NEOs manage and lead a team of senior professionals that we believe is among the strongest teams in our industry. The successful management of our operations serves to maintain our capital and drive long-term shareholder returns. The primary consideration for our compensation decisions continues to be the assessment of our overall financial performance based on: (i) certain short-term and long-term financial metrics and (ii) both business unit and individual performance.

Key Incentive Plan Metrics

Company Financial Metrics

The financial metrics for our incentive plans for the 2019 performance year were ex-PGAAP OROACE and TSR. TSR is the metric used to measure performance for our PSUs granted in early 2019. Previously, performance for PSUs was measured based on the growth in DBVPS adjusted for dividends as compared to our peers, and the PSUs granted in 2017, which vested in March 2020, were measured based on the DBVPS metric. The below chart describes the metrics used in our 2019 and 2020 incentive programs and why we believe these metrics are important to the Company and our current strategy.

Used In:
Metric	Annual Incentive Awards	Long-Term Incentive Awards	Why Metric is Important to AXIS and Our Strategy
Ex-PGAAP OROACE	X

•  Our goal is to achieve top quintile OROACE to deliver value creation for shareholders; therefore, we have aligned our annual incentive program to this financial metric.

•  This metric reflects the rate of return the Company is earning on its capital and surplus.

•  Generally, the higher the return, the better the Company is making use of the funds invested by its shareholders, assuming risk is measured and managed appropriately.

Relative TSR		X

•  Relative TSR measures shareholder value creation compared to a group of similarly-situated companies.

•  TSR explicitly links the senior executives’ incentive compensation to shareholder value.

•  Successful execution against long-term financial and strategic plans should drive an increase in TSR over the long-term.

•  Directly correlates to other relevant key performance metrics, including DBVPS.

Company and Individual Non-Financial Metrics

At the beginning of the year, the Committee approves the Company’s non-financial objectives. At the end of the year, our CEO evaluates and makes compensation recommendations to the Committee on the performance of the NEOs against these objectives. The Committee in turn reviews the individual performance of each NEO, considers the recommendations from our CEO (except with regard to his own individual performance) and makes a final decision for each NEO’s compensation.

32 COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF EXECUTIVE COMPENSATION

The following table lists the elements of compensation for our executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall Company, business unit and individual performance using financial and non-financial measures the Committee believes are correlated to gains in shareholder value. At the beginning of the performance year, the Committee establishes the measures and ranges of performance for the variable compensation elements.

	Component	Link to Shareholder Value	Description

Short- Term	Base Salary	Attract and retain talented executives, and reflect level of responsibility and experience	Annual fixed-cash compensation
	Annual Incentive	Drive performance consistent with our annual financial goals	Ex-PGAAP OROACE: • Measures rate of return earned on capital and surplus • Goal to achieve top quintile OROACE to create shareholder value
			Business Unit Financial Assessment (Business Unit Heads only): • Combined ratio (Insurance & Reinsurance CEOs) • Investment performance (Chief Investment Officer)
			Individual Performance: • Non-financial metric accounting for individual strategic contributions to company-wide performance
Long-Term	PSUs	Promote accountability and strategic long-term decision-making	100% Relative TSR over three-year performance period: • Earned according to relative performance vs. peers
			Relative Base Percentile	Vesting
			≥ 75th	125%
			50th (55th starting in 2020)	100%
			≤ 25th	75%
			• Decreased maximum and increased threshold payout for 2019 to lower impact of a one-time catastrophe on incentive program
			• Measured relative to performance peers, with expanded set of peers to better represent AXIS’ global footprint
	RSUs	Foster a culture of ownership, aligning long-term interests of our executives and shareholders	Vests ratably over four years

COMPENSATION DISCUSSION AND ANALYSIS 33

BASE SALARY

Salaries are the most basic form of compensation and are integral to any employment arrangement. Our main consideration in determining base salaries is to remain competitive. We also seek to balance a logical salary structure within the Company globally reflecting the demands of the market for executive talent. A competitive salary allows us to attract and retain key staff.

Placement of our NEOs within a salary range is based on the market data for each NEO’s position, the executive’s expertise and historical compensation, scope of role, geographic location and the Committee’s determination of competitiveness and appropriate levels based on the CEO’s recommendations (other than with respect to his own salary).

Since being appointed as CEO in 2012, Mr. Benchimol has not received an increase in his base salary. In 2019, the Chief Investment Officer and Chief Financial Officer each received increases in their base salaries of 4% and 9%, respectively, to more closely align them to the market for their positions.

ANNUAL INCENTIVE AWARDS

Our Annual Incentive Plan is intended to provide for formulaic annual incentive payouts to our NEOs and serves as a critical tool for rewarding the achievement of our financial and strategic goals.

In order to achieve a competitive total compensation package, we established individual annual incentive targets expressed as a percentage of salary for each NEO. For our NEOs, annual incentive targets are governed by the terms of their employment agreements, but are not guaranteed. The annual incentive targets for each NEO for 2019 are as follows, with only Mr. Vogt receiving an increase in his target percentage to remain competitively positioned against market:

Name	2018 Bonus Target	2019 Bonus Target
Albert A. Benchimol	175%	175%
Peter J. Vogt	100%	115%
Steve K. Arora	125%	125%
David S. Phillips	125%	125%
Peter W. Wilson	125%	125%

For 2019, annual incentive compensation was determined based on the weightings of ex-PGAAP OROACE, business unit financial metrics and individual non-financial metrics as follows:

Executive	Company Financial Metric (Ex-PGAAP OROACE) Weighting	Business Unit Financial Metric Weighting	Non-Financial Weighting
CEO (1)	70%	—	30%
Business Unit Leaders	35%	35%	30%
Corporate Function Leaders	60%	—	40%

(1)

As discussed in “Executive Summary – Shareholder Engagement and Responsiveness to 2019 Say on Pay Vote” section, the CEO’s annual incentive mix will be 75% Company financial metric and 25% non-financial metric starting in 2020.

Company Financial Performance Goals and Results

Each year, the Committee sets a financial performance target after considering the Company’s business plan and market conditions for the current year. The Committee also receives input from Korn Ferry, its independent compensation consultant, as to the rigor and stretch inherent in the goals.

34 COMPENSATION DISCUSSION AND ANALYSIS

For 2019, our target performance was ex-PGAAP OROACE of 10%, which was higher than our 2018 target of 9% OROACE and our actual 2018 ex-PGAAP OROACE of 4.7%. This continues AXIS’ history of setting challenging targets. For 2019, the Company’s annual ex-PGAAP OROACE was 5.2%, resulting in a payout factor of 52% for the Company financial portion of the formula. The Committee believes the 2019 goal range provided appropriately challenging performance targets, while mitigating inappropriate risk-taking.

Historical Annual Incentive Results vs. Target (1)

(1)

As described in the chart above, the 2017 target was set at 9% OROACE and performance was -5.1% OROACE. For 2018, target was set at 9% OROACE, and the Committee evaluated OROACE on an ex-PGAAP basis. The 2018 ex-PGAAP OROACE was 4.7%. For 2019, target was set at 10% ex-PGAAP OROACE and performance was 5.2% ex-PGAAP OROACE. OROACE and ex-PGAAP OROACE are non-GAAP financial measures, as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to the most comparable GAAP financial measure (ROACE) is provided at Appendix 1.

Annual Incentive Plan Goal Ranges (1)
	Ex-PGAAP OROACE Achievement	Multiplier
Maximum	15%	200%
Target	10%	100%
Threshold	5%	50%

(1)

The table above sets forth the threshold, target and maximum ex-PGAAP OROACE, as well as the payout factor for the Annual Incentive Plan. To the extent that performance fell between the applicable threshold, target or maximum levels for ex-PGAAP OROACE, payouts were determined using linear interpolation.

Business Unit Financial Goals and Results

Business unit financial goals are set and ultimately measured based on comparing the combined ratio relative to the plan for the respective business unit, or in the case of Mr. Phillips, by comparing investment performance against a benchmark. With respect to the Insurance and Reinsurance segments, combined ratio is a key metric in assessing achievement of the goals.

The business unit financial score for our insurance business was earned at 45% of target based on falling short of the financial plan. The business unit financial score for our reinsurance business, which missed its goals, was rated at 10% of target. For our investment function, our investment portfolio performed below the benchmark, resulting in a score of 83% of target.

With respect to the formulaic financial payout factors, for all NEOs – including the CEO – the Committee determined payouts in accordance to the prescribed formulas set out in our Annual Incentive Plan.

COMPENSATION DISCUSSION AND ANALYSIS 35

CEO Non-Financial Performance Achievements

Under the leadership of Mr. Benchimol, the organization made significant progress on its strategic initiatives that were established at the beginning of 2019. Our Board of Directors believes these achievements will provide the foundation for the future success of our organization. Progress against non-financial goals are reviewed on a quarterly basis with the Committee. The below table lists the key non-financial goals and accomplishments achieved in 2019:

GOALS	Accelerate the optimization of the portfolio for profitability and balance	Drive profitable growth with innovation including new product capabilities	Advance foundation of a digital, agile platform	Invest in the development of our people and our culture	Finish the groundwork laid in 2018 for key programs

WEIGHTING	40%	15%	15%	15%	15%

•  Built out our group underwriting unit and implemented the enterprise-wide portfolio optimization framework.

•  Achieved significant reduction in businesses identified as underperforming or not aligned with strategic targets, while growing targeted business, resulting in an improved and more balanced consolidated portfolio.

•  Significantly reduced overall natural catastrophe exposure across the curve.

•  Raised incremental Third Party Capital under management, and increased premiums ceded to strategic capital partners resulting in significant fee increase.

•  Utilized group portfolio optimization framework to enhance plan portfolio for 2020, to target a higher mean return and lower volatility for group results.

•  Advanced engagement with key distribution partners to build out application program interface integrations to enable digital underwriting and distribution; initial product launch with existing digital small cyber product, with more products being developed.

•  Established and introduced new Customized Re capabilities to clients.

•  Developed new small commercial digital and multi-product line offerings for 2020.

•  Launched digital transformation program to accelerate and orchestrate digitization of AXIS business through data / technology capabilities, innovation, and talent transformation.

•  Identified 15 operations and technology initiatives to be implemented over a multi-year time horizon and sequenced to realize significant positive impact in near- to medium-term.

•  Transformed IT operating model, including establishment of in- house strategic and cost-effective technology center.

•  Held leadership summit focused on driving strategic change, which launched new OneAXIS values and aligned organization on key transformational goals.

•  Formalized diversity and inclusion strategy by delivering unconscious bias training to 90% of employee base.

•  Launched and invested in state-of-the art leadership development programs, affirming our investment in our leaders, people and culture.

•  Completed and on-
track to deliver significant savings from Novae integration in 2020, while also successfully integrating the cultures of Novae and AXIS.

•  Designed new group operating model and on target to deliver savings by end of 2020.

•  Completed Brexit preparedness for 2020.

36 COMPENSATION DISCUSSION AND ANALYSIS

Other NEOs Non-Financial Performance Achievements

Each of our NEOs and their respective functions were critical to the success of our strategy. The Committee evaluated each of the NEO’s final achievements against their non-financial goals, and a non-financial payout factor was determined for each executive. Their contributions are described in the below table:

Steve K. Arora	David S. Phillips	Peter J. Vogt	Peter W. Wilson

•  Enhanced the portfolio by substantially reducing our exposure and moving capital away from historically low-performing lines, resulting in a 59% reduction in low return business.

•  Expanded AXIS Re Strategic Partners, introduced in 2018, which uses a focused engagement model to enable a more proactive and consultative approach with key clients and brokers.

•  Added the ability to structure tailor-made solutions for clients.

•  Improved client satisfaction by 30%, according to the external Business Capability Index, due to our increased focus on client management and best-in-class claims payment. In 2019, AXIS Re paid out 17,000 claims with a 5-day average turnaround time.

•  Hired additional strategic account executives to work across North America, Europe and Asia to broaden the scope of AXIS Re.

•  Remained integrated with Insurance/Reinsurance/Third Party Capital areas and adjusted Investments to benefit the overall AXIS portfolio.

•  Maintained credit exposure despite market concerns at the outset of the year regarding global growth. Reduced exposure to increasingly crowded middle market lending as year progressed and shifted into less economically sensitive opportunities.

•  Efficiently handled inter-company transactions among legal entities due to the change in tax laws and debt refinancing.

•  Completed integration of Novae and Aviabel, including efficient liquidation/transfer of the Aviabel Re investment portfolio.

•  Increased economic capital model use supporting the business plan, group underwriting unit and risk funding projects.

•  Increased investor relation activities, year over year, including meetings with new potential shareholders as well as top 10 shareholders.

•  Implemented methodology changes to more accurately reflect underlying portfolios’ risk, enhanced reporting by adding net exposures, and drove expense focus and discipline throughout the Company.

•  Led exposure management reviews for newly launched business lines and developed enterprise risk management framework, implemented new company-wide planning process.

•  Enhanced talent in the Finance organization including the recruitment and internal promotion of key leadership roles.

•  Increased high-performing lines to represent 70% of entire portfolio while reducing lower-performing lines by approximately 40% in terms of gross written premium.

•  Launched fast-flow specialty small commercial business and added resources to support alternative distribution.

•  Completed initial operations transformation design, streamlined clearance turnaround time, and strengthened business intelligence and analytics within Insurance.

•  Realized continued savings from transformation efforts and synergies from Novae acquisition.

•  Launched successful summer internship program and early career development program that will create a diverse pipeline of talent for numerous careers at AXIS.

Despite the excellent progress made in 2019 on our non-financial goals, the Committee took into account the Company’s below-target financial performance and decided to reduce the non-financial/qualitative payout factor for the CEO and the Insurance and Reinsurance segment heads. The CEO’s non-financial performance payout was reduced to 0%. For the segment heads, their non-financial payout factors were reduced to the combined average financial score of the Company and their respective business units.

COMPENSATION DISCUSSION AND ANALYSIS 37

Annual Incentive Performance Results and Payouts

Albert A. Benchimol

2019 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus ($)
Company Financial	70%	1,347,500	52%	36.4%	700,700
Non-Financial*	30%	577,500	0%	0.0%	0
TARGET BONUS	100%	1,925,000	TOTAL ACTUAL	36.4%	700,700

Peter J. Vogt

2019 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus ($)
Company Financial	60%	414,000	52%	31.2%	215,280
Non-Financial	40%	276,000	110%	44.0%	303,600
TARGET BONUS	100%	690,000	TOTAL ACTUAL	75.2%	518,880

Steve K. Arora

2019 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus ($)
Company Financial	35%	393,750	52%	18.2%	204,750
Business Unit Financial	35%	393,750	10%	3.5%	39,375
Non-Financial*	30%	337,500	31%	9.3%	104,625
TARGET BONUS	100%	1,125,000	TOTAL ACTUAL	31.0%	348,750

David S. Phillips

2019 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus ($)
Company Financial	35%	262,500	52%	18.2%	136,500
Business Unit Financial	35%	262,500	83%	29.1%	217,875
Non-Financial	30%	225,000	105%	31.5%	236,250
TARGET BONUS	100%	750,000	TOTAL ACTUAL	78.8%	590,625

Peter W. Wilson

2019 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus ($)
Company Financial	35%	393,750	52%	18.2%	204,750
Business Unit Financial	35%	393,750	45%	15.8%	177,188
Non-Financial*	30%	337,500	48%	14.4%	162,000
TARGET BONUS	100%	1,125,000	TOTAL ACTUAL	48.4%	543,938

*	Reflects non-financial payout factors that were adjusted to acknowledge the below-target performance of the Company and business unit financial results.

LONG-TERM INCENTIVE AWARDS

We provide long-term incentive compensation to our NEOs through equity awards under our shareholder-approved 2017 Long-Term Equity Compensation Plan (the “2017 LTEP” or “Long-Term Equity Compensation Plan”). Equity awards directly link the compensation of our NEOs to the interests of our shareholders as the amount the executive will ultimately receive under these awards is determined by our stock price. In addition, the vesting requirement for our equity awards is a valuable retention tool in our competitive industry.

Following a thorough, 18-month review of our executive compensation program, the Committee introduced changes to the Long-Term Equity Compensation Program in 2019. This was driven by a shift in our industry, the markets in which we operate and our own transformation. These changes ensure that the Long-Term Executive Compensation Program continues to retain, motivate and align our executives to long-term decision making and shareholder value creation.

38 COMPENSATION DISCUSSION AND ANALYSIS

Under the Executive Long-Term Equity Compensation Program in place in 2019, two types of equity awards were granted to our NEOs: (a) time-vesting awards (“RSUs”); and (b) performance-vesting awards (“PSUs”). These equity awards are summarized in the below table:

50% RSUs	50% PSUs(1)
• Vests 25% per year over four years

•  Vests in a single installment on the third anniversary of the grant date

•  The number of PSUs that ultimately vest is based on three-year relative TSR

•  Peer group is established at time of grant with performance measured after three years

(1)

As discussed in the “Shareholder Engagement and Responsiveness to 2019 Say on Pay Vote” section, the CEO’s annual long-term incentive mix will be 40% RSUs and 60% PSUs starting with his award granted in early 2020 relating to 2019 performance.

2019 Equity Awards Reflected in the Summary Compensation Table (Relating to 2018 Performance)

In early 2019, long-term incentive awards for our NEOs were granted at target. For PSUs, performance will be measured over the forward-looking three-year period which will determine the number of units that ultimately vest. Equity-based incentives granted in 2019 for the 2018 performance year as shown in the table below are reflected in the “Summary Compensation Table”.

In order to ensure alignment with the Company’s long-term strategy and to drive sustainable value creation, the Committee increased Mr. Benchimol’s equity target in 2019, while leaving his base salary and target bonus flat. The Committee believed this increase was merited after considering competitive data from our Compensation Benchmarking Peers, the increased size and complexity of our business due to acquisitions, and the desire to further reinforce our pay for performance philosophy to drive sustainable value creation. The Committee acknowledged the magnitude of the award size, but felt that delivery of the award in the form of long-term incentives ensured that the CEO would only realize the target value of the award in the event of strong Company performance.

2019 PSU and RSU Awards (Relating to 2018 Performance)
Name	RSUs ($)	PSUs ($)	Total ($) (1)
Albert A. Benchimol	3,374,990	3,374,990	6,749,980
Peter J. Vogt	474,960	474,960	949,920
Steve K. Arora	699,996	699,996	1,399,992
David S. Phillips	359,981	359,981	719,962
Peter W. Wilson	499,958	499,958	999,916

(1)

Amounts represent the aggregate grant date fair value of PSUs, assuming target performance, and RSUs granted to our NEOs on January 29, 2019 based on the closing price of our common stock on January 29, 2019 ($54.70).

Long-Term Incentive Performance Goals for PSUs Awards (Relating to 2018 Performance)

The Committee regularly evaluates its executive compensation programs. In 2019, the Committee decreased the maximum and increased the threshold payout for the PSU awards to reduce the impact of one-time catastrophes on the incentive program and reduce the volatility in our compensation program in line with our current strategy.

The number of PSUs earned will be determined based on relative TSR over a three-year performance period as compared to our performance peers which are established at the time of grant. PSUs granted in 2019 have a performance period of January 1, 2019 through December 31, 2021. Below are the maximum, target and threshold performance levels.

Performance Metrics for Determining Number of Earned PSUs
	Relative TSR Percentile	Award Modifier
Maximum	≥ 75th	+25%
Target	50th	—%
Threshold	≤ 25th	-25%

COMPENSATION DISCUSSION AND ANALYSIS 39

Vesting of 2017 PSU Awards

The PSU awards granted in 2017 vested in March 2020, based on the Company’s performance relative to its peer group. The performance period for the PSUs granted in 2017 was September 30, 2016 through September 30, 2019. As of September 30, 2019, the three-year DBVPS growth ranked in the 36th percentile of the peer group that was determined at the time of grant. This resulted in a payout factor of 40%. The below table describes the number of shares actually earned by the NEOs based on this performance.

2017 PSU Awards (Performance Period: September 2016 – September 2019)
Name	Number of Target PSUs Granted	Number of PSUs Earned Based on Performance
Albert A. Benchimol	39,056	15,623
Peter J. Vogt (1)	N/A	N/A
Steve K. Arora (1)	N/A	N/A
David S. Phillips	5,624	2,250
Peter W. Wilson	7,030	2,812

(1)	Messrs. Arora and Vogt did not receive PSU awards in 2017.

The 2017 awards mark the third consecutive year that PSU awards paid below target, as illustrated below:

2020 Equity Awards (Relating to 2019 Performance Year)

As discussed in the “Executive Summary”, the Committee responded to shareholder feedback and made further changes to the design of the program by:

•	Increasing the relative TSR percentile from the 50th to 55th percentile to achieve a target payout

•	Adding a TSR governor to further support our business strategy, whereby an award cannot exceed target if the absolute TSR is negative

•	Adjusting the equity award mix for our CEO to place a higher weighting on PSUs (60%) than RSUs (40%)

The Committee was focused on ensuring a strong alignment between pay and performance. Accordingly, the Committee reduced the value of the CEO’s equity award, granted in early 2020 (for performance year 2019) by 26% compared to his prior year award. For the other NEOs, the value of their 2020 equity awards (for performance year 2019) were reduced by 15% as compared to their 2019 annual target opportunities. Messrs. Vogt and Phillips received an 11% increase to their respective annual equity targets effective for the 2019 performance year. These increases were not realized due to the Committee’s decision to reduce the NEOs’ equity awards by 15%.

40 COMPENSATION DISCUSSION AND ANALYSIS

The Committee approved the following equity awards in January 2020, which will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” in next year’s proxy statement.

2020 Equity Awards (Relating to 2019 Performance)
Name	RSUs ($)	PSUs ($)	Total ($)
Albert A. Benchimol	2,000,000	3,000,000	5,000,000
Peter J. Vogt	425,000	425,000	850,000
Steve K. Arora	595,000	595,000	1,190,000
David S. Phillips	340,000	340,000	680,000
Peter W. Wilson	425,000	425,000	850,000

COMPENSATION COMMITTEE PROCESS

Under our Compensation Committee’s charter, the Committee:

•	sets the CEO’s annual compensation after evaluating his performance relative to corporate goals and objectives established by the Committee each year;

•	approves annual compensation, as well as any initial offers of employment for executive committee members;

•	makes recommendations to the Board regarding compensation programs and policies affecting our executives as well as our other employees;

•	makes recommendations on the form and amount of director compensation;

•	approves all equity awards to our executive committee members and establishes the pool for all other equity award recipients;

•	approves the design of our incentive and equity compensation plans and any changes or amendments to those plans;

•	considers the outcome of the shareholder advisory vote on executive compensation annually in connection with its determination of our NEOs’ compensation and the related programs; and

•	reviews and advises on executive development and succession plans.

The Committee receives recommendations and information from management and our independent consultant for their consideration regarding executive compensation and director compensation. The Committee is permitted to delegate any of its responsibilities to subcommittees in its discretion, but to date has not done so. The Committee’s annual process for reviewing and determining executive compensation is summarized below:

COMPENSATION DISCUSSION AND ANALYSIS 41

The Committee conducts the other key activities set forth in its charter throughout the year, as illustrated below:

RISK MANAGEMENT AND COMPENSATION

In line with the Company’s requirements for managing compensation risk, the Committee seeks to ensure that our executive compensation program does not encourage executives to take risks that are inconsistent with the long-term success of the Company. The Compensation Committee believes that AXIS’ executive compensation program does not encourage inappropriate risk-taking. Specifically, in 2019, the Company’s annual incentive and long-term incentive plans were tied to ex-PGAAP OROACE and TSR, respectively, aligning our shareholders’ short- and long-term interests with the decision-making for our employees and NEOs.

Additionally,

•	the Committee retains downward discretion in overseeing our compensation programs, such that meaningful reductions in compensation are possible if our financial results do not meet our expectations;

•	the Committee also retains downward discretion if our risk management policies or tolerances have been breached;

•	our executive compensation Clawback Policy ensures that our executives are not inappropriately rewarded in the event that we are required to restate our financial results;

•	our stock ownership guidelines are designed to ensure that the long-term interests of our executives are aligned with those of our shareholders;

•	the Chairman of our Compensation Committee meets annually with our Risk Committee to review the Company’s compensation policies;

•	the Chairman of our Risk Committee is also a member of our Compensation Committee; and

•	our Compensation Committee retains an independent consultant, apart from any consultant retained by management, as discussed in detail below.

COMPENSATION COMMITTEE CONSULTANT

Our Compensation Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Compensation Committee and evaluate executive compensation, including the sole authority to approve the fees and any other retention terms for any such consultant or advisor. Farient Advisors LLC (“Farient”) served as the Committee’s independent compensation consultant until May 2019, when the Committee engaged Korn Ferry as its independent compensation consultant.

42 COMPENSATION DISCUSSION AND ANALYSIS

The independent compensation consultants assisted in establishing the Company’s compensation policies and programs. During 2019, the independent compensation consultants:

•	reviewed and advised the Compensation Committee on matters concerning compensation of the CEO and our other executive officers;

•	reported on all aspects of short- and long-term compensation program design, including incentive mix, measures and plan leverage;

•	reported on emerging trends and developments in executive compensation and corporate governance;

•	prepared quarterly formal presentations for the Compensation Committee regarding executive compensation;

•	prepared and advised on peer groups;

•	prepared and reviewed compensation benchmarking analysis for each of the Company’s executive committee members; and

•	reviewed and advised on director compensation.

In 2019, Farient did not provide any services to the Company other than advising the Compensation Committee on director and executive compensation. In addition to the work Korn Ferry performed for the Compensation Committee during 2019, management retained Korn Ferry to provide other services. In fiscal year 2019, the Company paid Korn Ferry $107,500 for executive and director compensation consulting services performed for the Compensation Committee, and the Company paid $127,000 for executive search consulting services.

Each year, our compensation consultant is required to submit a completed conflict of interest questionnaire to the Committee for the Committee’s evaluation of the consultant’s independence including any conflicts of interest that may exist. The Committee has determined that Farient and Korn Ferry are independent and their work during 2019 did not raise any conflict of interest.

From time to time, management also engages its own external compensation consultant to advise on the Company’s compensation programs generally, prepare reports that compare our compensation programs to those of peer companies and help ensure the competitiveness and appropriateness of our compensation programs.

PEER BENCHMARKING

AXIS gives careful consideration to each element of total compensation. We also evaluate our competitive position with respect to our NEOs on a total direct compensation basis, which consists of base salary and short and long-term incentives. We consider market pay practices when setting executive compensation, as the Compensation Committee uses benchmarking from our compensation peer group and other industry-specific compensation surveys as inputs into decision-making with respect to executive pay levels. Due to the inclusion of relevant size, business model, and capitalization criteria to determine our peers, our Committee uses our compensation peer group as the primary source of competitive market data, which is supplemented by industry-leading surveys. We believe this process provides a more robust and accurate representation of the marketplace for talent in which we compete.

Annually, the Committee reviews the Company’s peer groups based on advice from its compensation consultant. The compensation peer group is used for benchmarking compensation levels and other key features of our executive compensation programs. The Committee has established a separate performance peer group to assess relative performance to determine vesting for performance-contingent equity awards. The performance peer group augments the compensation peer group with additional global (re)insurers. Importantly, the Committee believed a larger peer group was necessary to compare performance given that the compensation group is fairly small and the industry consolidation of recent years is expected to continue.

COMPENSATION DISCUSSION AND ANALYSIS 43

Compensation Peer Group

Compensation Peer Group

2019 Compensation Benchmarking Peer Companies

•  Alleghany Corporation

•  Arch Capital Group Ltd.

•  Argo Group International Holdings, Ltd.

•  Aspen Insurance Holdings Limited

•  Everest Re Group, Ltd.

•  Markel Corporation

•  Renaissance Re Holdings Ltd.

•  W.R. Berkley Corporation

Purpose

•  Provides appropriately sized peers when evaluating our executive compensation levels

•  Avoids potential pay inflation that could occur if larger performance peers were included when determining pay targets

Selection Criteria

•  Size-appropriate global (re)insurance companies

•  Underwrite similar lines of business with similar geographic breadth

•  Representative of the competitive marketplace for talent

•  Strong capitalization as indicated by A.M. Best rating

In addition to the compensation peers listed above, the Committee also uses market data sourced from the following surveys:

•	Mercer US Property and Casualty Insurance Survey

•	Willis Towers Watson Financial Services Executive Compensation Survey

•	Equilar Top 25 Executive Compensation Survey

Performance Peer Group

Performance Peer Group

2019 Performance Peer Companies

•  Alleghany Corporation

•  American Financial Group, Inc.

•  American International Group, Inc.

•  Arch Capital Group

•  Argo Group International Holdings, Ltd.

•  Chubb Limited

•  Cincinnati Financial Corporation

•  CNA Financial Corporation

•  Everest Re Group, Ltd.

•  Fairfax Holdings Limited

•  Hannover Ruck SE

•  The Hanover Insurance Group, Inc.

•  The Hartford Financial Services Group, Inc.

•  James River Group Holdings Ltd.

•  Kinsale Capital Group

•  Lancashire Holdings Limited

•  Markel Corporation

•  Munich RE

•  Old Republic International Corporation

•  ProAssurance Corporation

•  QBE

•  RenaissanceRe Holdings Ltd.

•  RLI Corp

•  RSA Insurance Group plc

•  SCOR SE

•  Selective Insurance Group

•  Swiss Re LTD

•  The Traveler’s Companies, Inc.

•  United Fire Group, Inc.

•  W.R. Berkley Corp

•  Zurich Re

Purpose

•  Provides a statistically-robust sample of relevant companies for PSU performance

•  Incorporates international peers, representing the Company’s expanded global footprint

•  Avoids potential relative payout anomalies that could occur with a smaller sample size

Selection Criteria

•  Global (re)insurance companies with similar geographic breadth

•  Relevant public P&C insurers and reinsurers

•  Relevant international company with similar P&C underwriting operations

•  Representative of the marketplace for investment capital

OTHER COMPENSATION TOPICS

PERQUISITES AND OTHER PERSONAL BENEFITS

Because our business is global and we are headquartered in Bermuda, our NEOs may be required to relocate or travel for business in order to work for us. To reduce the likelihood that this factor will discourage talented executive officers from joining AXIS, in some cases, we provide reimbursement for certain expenses associated with working in our various locations to ensure we maintain our global presence.

44 COMPENSATION DISCUSSION AND ANALYSIS

We also provide other perquisites and benefits, as well as the general health plan and employee benefits provided to all of our workforce, which make us a competitive employer and do not represent a significant cost to us. These benefits also provide our NEOs with the security and convenience that allows them to focus their attention on carrying out their responsibilities to AXIS. Refer to the “All Other Compensation for 2019—Supplemental Table” for additional detail.

SEVERANCE BENEFITS

Although we do not maintain a general severance plan for our NEOs, each of our NEOs has rights under their employment agreements upon termination of their employment. The terms and conditions of the separation benefits and payments are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control.” We provide these benefits in order to be competitive as an employer. We also provide various benefits in connection with a change in control, in part because a change in control situation often undermines our NEOs’ job security, and it is to the benefit of AXIS and its shareholders to encourage the NEOs to seek out beneficial business transactions and to remain with us through the closing of the transactions, even though their futures may be uncertain as a result. As such, we structured the change in control provisions in each of the employment agreements for our NEOs with a “double trigger,” which requires termination of the executive without cause or termination by the executive for good reason in connection with a change in control. Because the consummation of a transaction alone would not trigger this benefit, this structure essentially places the decision of whether or not to trigger change in control benefits largely in the hands of the acquiring company.

We provide our NEOs with benefits and severance payments if we terminate them without cause and in some cases if they voluntarily leave under certain circumstances. These benefits add a level of security to the NEO’s position. We believe these benefits are needed to attract and retain talented executives in our industry. These provisions encourage individuals to move from other firms in the industry and help attract individuals from outside of the industry to take a position in our industry, which is generally more volatile. In addition, we face significant competition within our industry for experienced leaders, and we believe these benefits are needed to remain competitive as an employer as it is a common feature in many of our competitors’ compensation programs. Furthermore, we provide these benefits in part so that we can obtain valuable agreements from the NEOs to assign to us certain intellectual property rights and maintain the confidentiality of our information, and not to compete with us or solicit our employees or customers for a certain period of time after leaving. Moreover, providing termination payments allows us to obtain a release of claims from the NEO upon his or her departure from AXIS, which we consider a valuable benefit to us.

RESTRICTION ON TRADING BY DIRECTORS AND OFFICERS/ANTI-HEDGING AND PLEDGING

The Company’s policy on insider trading generally permits directors and executive officers (including our NEOs) to engage in transactions involving the Company’s common stock and other securities only (a) during a Company- prescribed trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material non-public information. In addition, the Company’s policy on insider trading prohibits all employees and directors from engaging in hedging transactions with respect to the Company’s securities and also prohibits pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations.

CLAWBACK POLICY

The Company has adopted a Clawback Policy relating to the recovery of executive compensation. Under the terms of the Company’s Clawback Policy, as currently in effect, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Committee will review all awards or payments of any form of incentive-based compensation made to current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement and will, to the extent permitted by applicable law, seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts which would have been awarded or paid based on the restated results. The Clawback Policy is based on expected regulations to be issued by the U.S. Securities and Exchange Commission to fulfill aspects of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Committee expects to revise this policy once final regulations are issued. The Clawback Policy supplements the clawback provisions required under the Sarbanes-Oxley Act of 2002, which remain in effect. In addition, the 2017 Long-Term Equity Compensation Plan and Annual Incentive Plan provide that the Company has a right to recoup compensation in accordance with the Company’s the Clawback Policy and applicable law.

COMPENSATION DISCUSSION AND ANALYSIS 45

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

We believe it is important to align the financial interests of our directors, NEOs and other senior executives with those of our shareholders. Accordingly, we have robust Stock Ownership Guidelines designed to ensure that the minimum required amounts, set forth below, sufficiently align their long-term interests with those of AXIS:

Stock Ownership Requirements (1)
CEO (2)	10x Annual Base Salary
Chairman (3)	5x Total Earned Compensation
Other NEOs	3x Annual Base Salary
Directors	$500,000

(1)	NEOs and directors have five years to comply with the minimum required amount.

(2)	In 2019, our Compensation Committee increased the minimum required stock ownership amount for our Chief Executive Officer from five times to ten times his annual base salary.

(3)	Total Earned Compensation as reflected in the Director Compensation table later in this proxy statement.

All of our directors, NEOs and other senior executives are required to continually maintain compliance with their required minimum stock ownership amounts. The Compensation Committee reviews and confirms compliance annually.

U.S. TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain executive officers, although for tax years prior to 2019, performance-based compensation arrangements could qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Section 162(m) was amended by the U.S. Tax Cuts and Jobs Act to eliminate the exception for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). For AXIS, Section 162(m) has had limited effect because our Company is headquartered in Bermuda and U.S. tax law only affects a portion of our income. Therefore, although we are aware of and have considered the impact of this rule when developing and implementing our executive compensation program, deductibility of compensation under Section 162(m) has not been a driving factor in the operation of our executive compensation program. We do not expect the changes to Section 162(m) to change our executive compensation practices prospectively.

OPPORTUNITY FOR SHAREHOLDER FEEDBACK

We value feedback from our shareholders about our executive compensation philosophy and program, and welcome shareholders to express their views to the Board in writing.

Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary at our headquarters at 92 Pitts Bay Road, Pembroke, Bermuda HM 08. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Lead Independent Director or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to our Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

46 COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Henry B. Smith, Chairman

Christopher V. Greetham

Elanor R. Hardwick

Maurice A. Keane

Thomas C. Ramey

Wilhelm Zeller

Lizabeth H. Zlatkus

COMPENSATION COMMITTEE REPORT 47

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth compensation provided to: (i) each individual who served as a Chief Executive Officer of AXIS in 2019; (ii) each individual who served as a Chief Financial Officer of AXIS in 2019; and (iii) the other three most highly compensated executive officers serving at the end of the year ended December 31, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Albert A. Benchimol CEO, President and Director	2019	1,100,000			6,749,980	700,700	727,650	9,278,330
	2018	1,100,000			4,624,945	1,345,575	734,276	7,804,796
	2017	1,100,000			5,374,920	-	767,547	7,242,467
Peter J. Vogt Chief Financial Officer	2019	600,000			949,920	518,880	74,210	2,143,010
	2018	550,000			813,236	540,100	166,375	2,069,711
Steve K. Arora CEO, AXIS Reinsurance	2019	900,000			1,399,992	348,750	520,040	3,168,782
	2018	900,000	2,125,000	(3)	3,412,982	-	560,281	6,998,263
David S. Phillips Chief Investment Officer	2019	600,000			719,962	590,625	66,210	1,976,797
	2018	575,000			1,252,415	761,516	63,700	2,652,631
Peter W. Wilson CEO, AXIS Insurance	2019	900,000			999,916	543,938	90,000	2,533,854
	2018	900,000			1,327,412	735,000	96,656	3,059,068
	2017	800,000			967,447	-	80,200	1,847,647

(1)

For 2019, amounts represent the aggregate grant date fair value of the RSU and PSU awards granted in fiscal 2019, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 16 – “Share Based Compensation” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The PSUs vest according to relative TSR performance at the end of a three-year performance period. The grant date fair value for the PSUs that will ultimately vest was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance is achieved, the aggregate grant date fair value of the PSU awards would be: Mr. Benchimol – $4,218,738; Mr. Vogt – $593,700; Mr. Arora – $874,995; Mr. Phillips – $449,976; and Mr. Wilson – $624,948. This would result in total maximum award levels, inclusive of the RSUs, that would be: Mr. Benchimol – $7,593,728; Mr. Vogt – $1,068,660; Mr. Arora – $1,574,991; Mr. Phillips – $809,957; and Mr. Wilson – $1,124,906.

(2)	See “All Other Compensation for 2019 – Supplemental Table” below for details regarding these amounts.

(3)

The amount shown for Mr. Arora for 2018 represents the annual bonus amount that the Company agreed to pay for the calendar year 2018 pursuant to his employment agreement ($1,125,000) and a sign-on bonus pursuant to his employment agreement ($1,000,000).

48 EXECUTIVE COMPENSATION

ALL OTHER COMPENSATION FOR 2019 – SUPPLEMENTAL TABLE

The following table describes the incremental cost of other benefits provided in 2019 that are included in the “All Other Compensation” column.

	Personal Use of Aircraft ($) (1)	Housing Allowance ($)	Retirement Contributions ($) (2)	Other Compensation ($) (3)	All Other Compensation ($)
Albert A. Benchimol	69,791	300,000	28,000	329,859	727,650
Peter J. Vogt	-	-	28,000	46,210	74,210
Steve K. Arora	-	300,000	90,000	130,040	520,040
David S. Phillips	-	-	60,000	6,210	66,210
Peter W. Wilson	-	-	90,000	-	90,000

(1)

This amount represents the incremental cost to the Company for the aircraft that we lease. We calculate our incremental cost for personal use of corporate aircraft based on variable operating costs including fuel costs, crew travel, hourly costs, landing fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease cost for the aircraft, are not included. On certain occasions, a family member or guest may accompany the executive on a flight.

(2)

The amounts for Messrs. Benchimol and Vogt represent a Company contribution under the AXIS 401(k) Plan. The amounts for Messrs. Arora, Phillips and Wilson represent Company contributions under the AXIS 401(k) Plan, and the U.S. Supplemental Plan.

(3)

Other Compensation includes: (i) a cash payment in lieu of a Company contribution to the U.S. Supplemental Plan for Messrs. Benchimol ($102,500) and Vogt ($40,000), as these executives are no longer eligible participants due to changes in Section 457A of the Internal Revenue code; (ii) the value of the tax gross-up related to Mr. Benchimol’s housing allowance ($176,190); (iii) the cost of spousal airfare for Mr. Benchimol; (iv) the cost of executive physicals for Messrs. Benchimol, Phillips and Vogt; (v) the cost of premiums for additional life insurance for Mr. Benchimol; and (vi) for Mr. Arora, the cost for tuition costs including the value of related tax gross-up. In addition, the Company has a tax equalization program for certain employees, including the NEOs, who are subject to tax in Bermuda and potentially other jurisdictions as a result of their work for the Company, taking into account Bermuda payroll-based taxes, the purpose of which is to provide them with after-tax income equal to the income they would have realized had their income been subject only to U.S. federal income tax.

EXECUTIVE COMPENSATION 49

GRANTS OF PLAN-BASED AWARDS IN 2019

The following table provides information on annual incentive payments and restricted stock awards granted in 2019 to each of our NEOs.

Name	Award Type	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (6)			All Other Stock Awards: Number of Shares of Stock or Units (#) (10)	Grant Date Fair Value of Stock Awards ($) (11)
			Threshold ($) (3)	Target ($) (4)	Maximum ($) (5)	Threshold # (7)	Target # (8)	Maximum # (9)
Albert A. Benchimol	PSU	1/29/2019	-	-	-	46,275	61,700	77,125	-	3,374,990
	RSU	1/29/2019	-	-	-	-	-	-	61,700	3,374,990
	Annual Incentive	N/A	86,625	1,925,000	3,850,000	-	-	-	-	-
Peter J. Vogt	PSU	1/29/2019	-	-	-	6,512	8,683	10,853	-	474,960
	RSU	1/29/2019	-	-	-	-	-	-	8,683	474,960
	Annual Incentive	N/A	41,400	690,000	1,380,000	-	-	-	-	-
Steve K. Arora	PSU	1/29/2019	-	-	-	9,597	12,797	15,996	-	699,996
	RSU	1/29/2019	-	-	-	-	-	-	12,797	699,996
	Annual Incentive	N/A	50,625	1,125,000	2,250,000	-	-	-	-	-
David S. Phillips	PSU	1/29/2019	-	-	-	4,935	6,581	8,226	-	359,981
	RSU	1/29/2019	-	-	-	-	-	-	6,581	359,981
	Annual Incentive	N/A	33,750	750,000	1,500,000	-	-	-	-	-
Peter W. Wilson	PSU	1/29/2019	-	-	-	6,855	9,140	11,425	-	499,958
	RSU	1/29/2019	-	-	-	-	-	-	9,140	499,958
	Annual Incentive	N/A	50,625	1,125,000	2,250,000	-	-	-	-	-

(1)

Represents the date the awards were granted under our 2017 LTEP, the terms of which are summarized in the narrative below under “Executive Compensation – Long Term Equity Compensation Plans”. Grant date is not applicable to annual incentive awards.

(2)

Represents the bonus opportunity for each of our NEOs in 2019 pursuant to our Annual Incentive Plan. Actual amounts paid are reflected in the “Non-Equity Incentive Plan Awards” of the Summary Compensation Table above.

(3)

Amounts represent the minimum incentive bonus opportunity pursuant to our Annual Incentive Plan. The amount shown reflects the attainment of the lowest possible financial score of 15% and 0% for all other financial and non-financial scores.

(4)	Amounts represent the annual target incentive bonus opportunity pursuant to each NEO’s employment agreement.

(5)	Amounts represent the maximum incentive bonus opportunity pursuant to our Annual Incentive Plan.

(6)	Reflects PSUs which vest in one installment on the third anniversary of the vesting commencement date, subject to the satisfaction of certain Company performance conditions.

(7)	Amounts represent the minimum number of PSUs awarded subject to performance vesting conditions.

(8)	Amounts represent the target number of PSUs awarded subject to performance vesting conditions.

(9)	Amounts represent the maximum number of PSUs awarded subject to performance vesting conditions.

(10)	Amounts represent the number of RSUs awarded. The RSUs vest in four equal installments beginning on the first anniversary of the vesting commencement date.

(11)

Amounts represent the grant date fair value of the equity awards calculated in accordance with Topic 718 using the assumptions discussed in Note 16 – “Share Based Compensation” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

50 EXECUTIVE COMPENSATION

EMPLOYMENT AND OTHER AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Albert A. Benchimol	Under the terms of an employment agreement between Mr. Benchimol and the Company dated May 3, 2012, as amended, Mr. Benchimol serves as our President and Chief Executive Officer for a term of service to December 31, 2023 and is entitled to: (i) an annual base salary of no less than $1,100,000; (ii) participation in our annual incentive plan at an annual bonus target of 175% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan; (iv) payment of severance, including a lump sum cash payment equal to the grant date fair value of his most recent long-term equity award, in the event he is terminated without “Cause” or leaves for “Good Reason” as defined in the agreement; (v) a monthly housing allowance of $25,000 for a residence in Bermuda; (vi) up to 30 hours of personal use of the Company aircraft each calendar year; (vii) participation in any employment benefit plans made available to our executives; and (viii) any fringe benefits provided to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Benchimol’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Benchimol desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 24 months from the date of any termination.

Peter J. Vogt	Mr. Vogt serves as our Chief Financial Officer under the terms of an employment agreement dated December 11, 2017 for a term of service running from January 1, 2018 to December 31, 2020 and is entitled to: (i) an annual base salary of no less than $550,000 (which was increased to $600,000 beginning in 2019); (ii) participation in our annual incentive plan at an annual bonus target of 100% of base salary (which was increased to 115% in 2019) should performance targets be met; (iii) participation in our long-term equity compensation plan with an annual target award valued at $900,000 (which was increased to $1,000,000 in 2019); (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. Additionally, the employment agreement provided for a one-time payment in the amount of $100,000, less applicable taxes and withholdings, for relocation expenses. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Additionally, Mr. Vogt’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

The employment agreement also requires a 12-month notice period in the event Mr. Vogt voluntarily terminates his employment with the Company and non-competition and non-solicitation provisions which apply for a period of 12 months from the date of termination for any reason under the employment agreement.

Steve K. Arora

Mr. Arora serves as the Chief Executive Officer of AXIS Reinsurance under an employment agreement dated July 5, 2017 for a term of service running from January 1, 2018 to January 1, 2021 and is entitled to: (i) an annual base salary of no less than $900,000; (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should

EXECUTIVE COMPENSATION 51

performance targets be met, provided that for the calendar year 2018 the amount paid to him was not to be less than $1,125,000; (iii) participation in our long-term equity compensation plan with an annual target award valued at $1,400,000, provided that for the calendar year 2018, Mr. Arora received (a) a sign-on equity award valued at $1,000,000; and (b) a one-time “make whole” equity award valued at an amount equal to the aggregate value of equity forfeited by Mr. Arora as a result of his termination of employment with his previous employer; (iv) for the calendar year 2018, a sign-on cash award in the amount of $1,000,000; (v) participation in any employment benefit plans generally made available to our executives; and (vi) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Arora’s employment agreement also provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

Additionally, a 12-month notice period is required in the event Mr. Arora voluntarily terminates his employment with the Company and non-competition and non-solicitation provisions apply for a period of 12 months from the date of any termination under the employment agreement.

David S. Phillips	Mr. Phillips serves as the Company’s Chief Investment Officer under an employment agreement dated March 21, 2014 for a term of service that commenced on April 17, 2014 that automatically renews annually in December unless either Mr. Phillips or the Company provides six months’ prior written notice of nonrenewal to the other party, or Mr. Phillips is otherwise terminated under the employment agreement. Under the employment agreement, Mr. Phillips is entitled to: (i) an annual base salary of no less than $575,000 (which was increased to $600,000 in 2019); (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an annual target award valued at $720,000 (which was increased to $800,000 in 2019); (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Phillip’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a six (6) month notice period in the event Mr. Phillips voluntarily terminates his employment with the Company, a non-competition provision for a period of three (3) months from the date of Mr. Phillips’ voluntary resignation and a non-solicitation provision for a period of six (6) months from the date of termination of his employment for any reason.

Peter W. Wilson

The Company and Mr. Wilson entered into an employment agreement dated June 23, 2014, most recently amended on September 19, 2019. The most recent amendment made no changes to material terms other than: (i) extending the term for three years to December 31, 2022; and (ii) clarifying that if any payments made in connection with Mr. Wilson’s termination following a “Change in Control” were to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payments shall either be reduced so that no portion of any such payments would constitute an excess parachute payment, or shall be paid in full,

52 EXECUTIVE COMPENSATION

depending upon which approach would result in his receiving the greatest amount of payments after taxes. In the case of the latter, Mr. Wilson would be liable for any excise tax owed.

Under the employment agreement, Mr. Wilson is entitled to: (i) an annual base salary of no less than $800,000 (which was increased to $900,000 beginning in 2018); (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an initial annual target award valued at $900,000 (which was increased to $1,000,000 beginning in 2018); (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected above in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Wilson’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

Additionally, a 12-month notice period is required in the event Mr. Wilson voluntarily terminates his employment with the Company and non-competition and non-solicitation provisions apply for a period of 12 months from the date of any termination under the employment agreement.

The Compensation Committee regularly reviews and may make changes to the value of compensation components, as needed, as described in the “Compensation Discussion of Analysis – Elements of Executive Compensation.”

EXECUTIVE COMPENSATION 53

LONG-TERM EQUITY COMPENSATION

Long-Term Equity Compensation Plans. In 2019, we provided long-term incentive compensation through equity awards under our 2017 LTEP which was approved by our shareholders at our Annual General Meeting held in May 2017. The 2017 LTEP provides for awards to our employees, directors and consultants in the form of RSUs, PSUs, restricted shares, nonqualified stock options, incentive stock options, stock appreciation rights and other equity-based awards that our Compensation Committee determines to be consistent with the purpose of the plan and in the interests of the Company. The Committee has broad authority to administer the plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award and determine the terms of any agreement or other document that evidences an award. A minimum of one-year vesting is required for at least 95% of all shares subject to awards granted under the 2017 LTEP, other than in connection with a change in control, or as a result of a participant’s qualifying retirement, death or disability. During 2019, the only equity awards granted to our NEOs were RSUs and PSUs.

Awards of RSUs and PSUs represent a promise to grant shares of our common stock once certain vesting conditions are met or after a certain passage of time, subject to restrictions on transfer of the shares, any other restrictions the Compensation Committee imposes and forfeiture of the shares if the participant terminates employment before the shares vest. RSUs granted to our NEOs during 2019 vest (and the restrictions lapse) in four equal installments on the first, second, third and fourth anniversaries of the vesting commencement date, except for those RSUs awarded: (i) in lieu of bonus (which vest in three equal annual installments); and (ii) to Mr. Arora who has one RSU award vesting in a single installment on the third anniversary of the vesting commencement date and one RSU award vesting in three equal installments beginning on the first anniversary of the vesting commencement date. PSUs granted to our NEOs during 2019 vest in a single installment on the third anniversary of the vesting commencement date, which is March 1 of the year of grant, if performance metrics are met. Vesting is fully accelerated upon the death or permanent disability of the participant or termination in connection with a change in control, as described below under “Potential Payments Upon Termination or Change in Control.” RSUs and PSUs awarded to our NEOs settle 100% in shares of our common stock. RSU and PSU award recipients receive accumulated dividend equivalents paid with respect to the underlying units only upon vesting.

ANNUAL INCENTIVE PLAN

Our Annual Incentive Plan provides performance-based annual cash bonuses for our NEOs and other members of our executive committee. For a full description of the funding for our Annual Incentive Plan, see “Compensation Discussion and Analysis” – “Annual Incentive Awards” above.

RETIREMENT BENEFITS

Each of our NEOs participate in our AXIS 401(k) Plan. Messrs. Arora, Phillips and Wilson also participate in our U.S. Supplemental Plan. The programs described below are available to all eligible employees.

In the United States, we maintain the AXIS 401(k) Plan under which all employees as participants may contribute a portion of their earnings on a tax-deferred basis and we make matching contributions. We also may make annual employer discretionary contributions. For 2019, we made matching contributions equal to 100% of each participant’s contributions, subject to a maximum match of 4% of eligible earnings. We also made annual employer discretionary contributions equal to 6% of each participant’s eligible earnings. For purposes of calculating the matching and employer discretionary contributions, only the first $275,000 of each NEO’s earnings was taken into account, due to limitations imposed by the Internal Revenue Code. NEOs are always fully vested in our matching contributions, and vest in our employer discretionary contributions 25% per year, with full vesting after four years of service. Vested benefits are distributable upon death, disability, retirement, termination of employment or upon reaching age 59-1/2.

We also maintain the U.S. Supplemental Plan in the United States which is designed to permit eligible employees to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to (i) make salary deferrals of up to 100% of their salary in excess of deferrals allowed under the AXIS 401(k) Plan; (ii) make additional deferrals from their bonus payments of up to 100%; and (iii) receive discretionary employer contributions. Each year, we make a discretionary contribution equal to 10% of the respective participant’s base salary that is above the Internal Revenue Code maximum under the AXIS 401(k) Plan.

54 EXECUTIVE COMPENSATION

Our equity retirement plan rewards eligible long-term employees of the Company with outstanding equity awards upon retirement. Prior to the adoption of this plan in January 2017, outstanding equity awards were generally forfeited upon a voluntary termination of employment. In accordance with the plan, including the requirement that the employee execute a Confidentiality, Non-Solicitation and Non-Competition and Release Agreement, a retirement eligible employee’s outstanding equity awards may vest, or continue to vest upon the employee’s date of retirement. Generally, an employee is retirement eligible at age 60 or older with at least ten completed years of service. None of our NEOs are retirement eligible.

ADDITIONAL BENEFITS

Each of our NEOs is encouraged to participate in our Executive Health Program which entitles each of them to have an annual physical examination.

The Company permits personal use of corporate aircraft by certain of our executive officers. Mr. Benchimol is currently our only executive eligible for personal usage of the aircraft, and his employment contract provides for up to 30 hours of personal usage per calendar year.

EXECUTIVE COMPENSATION 55

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

The following table sets forth information regarding all outstanding equity awards held by our NEOs. It includes unexercised RSUs and PSUs for which vesting conditions were not yet satisfied as of December 31, 2019.

	Stock Awards
Name	Grant Date		Number of Shares or Number Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of PSU Unearned Shares, Units or Other Rights That Have Not Vested ($)
Albert A. Benchimol	2/2/2016	(1)	11,617	690,514	-	-
	1/31/2017	(1)	22,457	1,334,844	-	-
	1/31/2017	(2)	15,623	928,631	-	-
	2/6/2018	(1)	32,598	1,937,625	51,135	3,039,464
	1/29/2019	(1)	61,700	3,667,448	61,700	3,667,448
						Aggregate Market Value:
						15,265,975
Peter J. Vogt	2/2/2016	(1)	1,394	82,859	-	0
	1/31/2017	(1)	3,125	185,750	-	0
	5/1/2017	(1)	4,175	248,162	-	0
	2/6/2018	(4)	2,909	172,911	-	0
	2/6/2018	(1)	4,602	273,543	6,136	364,724
	1/29/2019	(1)	8,683	516,118	8,683	516,118
						Aggregate Market Value:
						2,360,184
Steve K. Arora	1/1/2018	(3)	20,296	1,206,394	-	0
	1/1/2018	(4)	32,651	1,940,775	-	0
	1/29/2019	(1)	12,797	760,654	12,797	760,654
						Aggregate Market Value:
						4,668,477
David S. Phillips	2/2/2016	(1)	1,674	99,503	-	0
	1/31/2017	(1)	3,234	192,229	-	0
	1/31/2017	(2)	2,250	133,740	-	0
	2/6/2018	(4)	7,998	475,401	-	0
	2/6/2018	(1)	4,694	279,011	7,363	437,657
	1/29/2019	(1)	6,581	391,175	6,581	391,175
						Aggregate Market Value:
						2,399,890
Peter W. Wilson	2/2/2016	(1)	2,091	124,289	-	0
	1/31/2017	(1)	4,042	240,256	-	0
	1/31/2017	(2)	2,812	167,145	-	0
	2/6/2018	(4)	6,750	401,220	-	0
	2/6/2018	(1)	5,868	348,794	9,204	547,086
	2/6/2018	(1)	9,140	543,282	9,140	543,282
						Aggregate Market Value:
						2,915,354

The market value of RSUs and PSUs is calculated by multiplying the closing price of AXIS stock as of December 31, 2019 ($59.44) (the last trading day for the year) by the number of shares underlying each award

56 EXECUTIVE COMPENSATION

and, with respect to the PSUs, that have not yet vested based on the satisfaction of performance conditions, assuming satisfaction of the target levels for the applicable performance conditions.

(1)	Represents RSUs that vest in four equal annual installments beginning on the first anniversary of the vesting commencement date.

(2)	Represents PSUs, calculated at 40% payout, that vest in a single installment on March 1, 2020.

(3)	Represents RSUs that vest in a single installment on January 1, 2021.

(4)	Represents RSUs that vest in three equal annual installments beginning on the first anniversary of the vesting commencement date.

OPTION EXERCISES AND STOCK VESTED IN 2019

The following table sets forth information regarding the amounts received by our NEOs as a result of the vesting of RSUs and PSUs held by our NEOs during the 2019 fiscal year. None of our NEOs acquired any shares as a result of the exercise of stock options.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Market Value Realized on Vesting ($)
Albert A. Benchimol	82,045	4,711,544	(1)
Steve K. Arora	16,324	902,554	(2)
David S. Phillips	15,784	903,476	(3)
Peter J. Vogt	9,493	543,003	(4)
Peter W. Wilson	18,106	1,036,387	(5)

(1)	Total shares vested for Mr. Benchimol consisted of:

11,159 RSUs on May 18, 2019 based on the closing price of our common stock on May 18, 2019 of $58.61

33,712 RSUs on March 1, 2019 based on the closing price of our common stock on March 1, 2019 of $57.24

37,174 PSUs on March 1, 2019 based on the closing price of our common stock on March 1, 2019 of $57.24

(2)	Total shares vested for Mr. Arora consisted of:

16,324 RSUs on February 1, 2019 based on the closing price of our common stock on February 1, 2019 of $55.29

(3)	Total shares vested for Mr. Phillips consisted of:

10,432 RSUs on March 1, 2019 based on the closing price of our common stock on March 1, 2019 of $57.24

5,354 PSUs on March 1, 2019 based on the closing price of our common stock on March 1, 2019 of $57.24

(4)	Total shares vested for Mr. Vogt consisted of:

2,088 RSUs on May 1, 2019 based on the closing price of our common stock on May 1, 2019 of $57.06

7,405 RSUs on March 1, 2019 based on the closing price of our common stock on March 1, 2019 of $57.24

(5)	Total shares vested for Mr. Wilson consisted of:

11,415 RSUs on March 1, 2019 based on the closing price of our common stock on March 1, 2019 of $57.24

6,691 PSUs on March 1, 2019 based on the closing price of our common stock on March 1, 2019 of $57.24

EXECUTIVE COMPENSATION 57

PENSION BENEFITS FOR 2019

We have no pension benefits for our NEOs.

NONQUALIFIED DEFERRED COMPENSATION FOR 2019

The following table sets forth information regarding our NEOs’ deferred compensation arrangements that are not tax qualified.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)

Albert A. Benchimol	-	-	-	-	-

Steve K. Arora	-	62,500	2,994	-	70,569

David S. Phillips	30,461	30,000	9,541	-	284,785

Peter J. Vogt	-	-	6,184	-	148,803

Peter W. Wilson	-	62,500	17,184	-	404,976

(1)

These amounts include individual contributions to the U.S. Supplemental Plan. The amount reported in this column for Mr. Phillips were included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2019.

(2)

These amounts include our contributions to the U.S. Supplemental Plan for Messrs. Arora, Phillips and Wilson. Employer contributions for the 2019 plan year were made in February 2020. Mr. Benchimol is not eligible to participate in the U.S. Supplemental Plan due to IRS Regulation 457A. Mr. Vogt was eligible to participate in the U.S. Supplemental Plan prior to his appointment as the Chief Financial Officer and aggregate earnings in the last fiscal year reflect the gains on contributions made prior to his appointment as the Chief Financial Officer. The amounts set forth in this column were included in the “All Other Compensation” column of the Summary Compensation Table for 2019.

(3)

Amounts reported in this column are included in the Summary Compensation Table for previous years as follows: for Mr. Arora, ($62,500) was included in the “All Other Compensation” column for 2018; for Mr. Phillips, ($30,000) was included in the “All Other Compensation” column for 2018; for Mr. Wilson, ($62,500) and ($53,500) was included in the “All Other Compensation” column for 2018 and 2017, respectively.

Each NEO’s own contributions under the U.S. Supplemental Plan are always fully vested. Company contributions vest based on the participant’s years of service at a rate of 25% per year with full vesting after four years of service are completed. The NEO’s own contributions may be distributed upon separation of employment or upon the earlier of separation of employment or a specified date in either a lump sum or over a period of annual installments between two and ten years. Benefits will be paid immediately in a lump sum in the event of the executive’s death.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes payments that would be made to our NEOs upon a change in control of AXIS or following termination of employment or upon the NEO’s death or disability. In the first part of this section, we describe benefits under general plans that apply to any NEO participating in those plans. We then describe specific benefits to which each NEO is entitled, along with estimated amounts of benefits assuming a triggering event on December 31, 2019.

Long-Term Equity Compensation Plans. Under the terms of our 2017 LTEP, as described above, upon the occurrence of a change in control, unless otherwise provided in an applicable agreement with the affected participant, the Committee may: (i) provide for the substitution or assumption of outstanding awards; (ii) accelerate the vesting or exercisability of outstanding awards; and/or (iii) make payments in consideration for the cancellation of outstanding awards. Our current award agreements contain a “double trigger” vesting provision under which awards will automatically vest upon a change in control of the Company only upon an awardee’s subsequent termination of employment: (a) by the Company without cause, or (b) by the awardee with good reason, in each case within 24 months of the change in control.

Executive Employment Agreements. Messrs. Benchimol, Arora, Phillips, Vogt and Wilson, collectively referred to as “Executives” for purposes of this summary are entitled to the benefits under their respective employment agreements upon termination of their employment.

In particular, the Executives’ employment will automatically terminate upon death, and we may terminate the Executives’ employment as a result of their disability if they are unable to work for 181 days in any 12-month period due to illness or injury. We may terminate the employment of Messrs. Arora, Vogt and Wilson without cause upon 30 days’ notice. We may terminate Mr. Benchimol’s employment without cause upon 12-months’ notice and

58 EXECUTIVE COMPENSATION

may terminate Mr. Phillips’ employment without cause upon six months’ notice. The Executives may terminate their employment upon at least 12-months’ notice to us, except for Mr. Phillips whose notice period to us is six months. In addition, the Executives’ employment may be terminated as a result of either party declining to extend the term of their respective employment agreement.

Under each of the Executives’ employment agreements, we may terminate the Executives’ employment for cause upon the Executives’:

(i)	material breach of the terms of their employment;

(ii)	conviction for a felony or commission of any act which would rise to the level of a felony;

(iii)	commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(iv)	willful violation of our specific directives;

(v)	commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(vi)	willful failure to perform a substantial part of their duties; or

(vii)	breach of fiduciary duty.

Under each of the Executives’ employment agreements, except for Mr. Phillips, in the event the Executive is terminated for cause, the Executives are given 15 days to cure the event that is the basis for the Company’s termination for cause, except that the right to cure will not apply in the event of a termination for cause due to any of the acts described in (ii), (iii) or (v) above.

Under the employment agreements, the Executives may terminate their employment for good reason if: (i) the scope of their respective position, authority or duties is materially adversely changed; (ii) their compensation is not paid or their base salary or target bonus is reduced below the levels specified in the agreement or there is a material adverse change in their employee benefits; (iii) they are required to relocate away from their current primary place of employment; (iv) they are assigned duties that are materially inconsistent with their position with the Company; (v) with respect to Mr. Benchimol, he is required to report to any person or entity other than the Board; (vi) they are required to report to anyone other than any mutually agreed person; (vii) with respect to Mr. Benchimol, the Company fails to offer him continuing employment on terms no less favorable than set forth in his agreement at least six months before the end of his employment term; (viii) with respect to Messrs. Benchimol and Phillips, they provide the Company written notice of their intent to terminate their employment as a result of such event within 30 days of such event occurring, the Company does not make necessary corrections within 30 days of receiving such notice and Messrs. Benchimol and/or Phillips terminate their employment no later than 10 days following the end of the 30 day period; (ix) with respect to Messrs. Arora and Wilson, they provide the Company written notice of their intent to terminate their employment as a result of such event within 60 days of such event occurring, the Company does not make necessary corrections within 60 days of receiving such notice and Messrs. Arora and/or Wilson terminate their employment no later than 10 days following the end of the 60 day period; and (x) with respect to Mr. Vogt, he gives the Company written notice of his intent to terminate his employment as a result of such event within 60 days of such event occurring, the Company does not make necessary corrections within 45 days of receiving such notice and Mr. Vogt terminates his employment no later than 10 days following the end of the 45 day period.

In the event the Executives’ employment is terminated for any reason, they are entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination, any unpaid housing allowance, if applicable, accrued to the date of termination and reimbursement for reasonable relocation costs incurred within six months of termination.

In the event that the Executives’ employment is terminated due to death or disability, then their beneficiaries or they will be paid a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurred, except for Mr. Benchimol, whose beneficiary or he will be paid a cash lump sum amount equal to one year’s base salary and annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred. Additionally, any and all outstanding and unvested RSUs and PSUs held by the Executives shall immediately vest.

EXECUTIVE COMPENSATION 59

In the event that the Executives’ employment is terminated by the Company without cause or by them with good reason, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol, who will be entitled to a lump sum amount equal to two year’s base salary, and Mr. Phillips, who will be entitled to a lump sum amount equal to .75 of his base salary for termination by the Company without cause and a lump sum amount equal to one year’s base salary for termination by him with good reason; (ii) an amount equal to the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol, who will be entitled to an amount equal to two times the higher of (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, and Mr. Phillips, who will be entitled to a lump sum amount equal to .75 of his annual bonus for termination by the Company without cause and a lump sum amount equal to his annual bonus for termination by him with good reason; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event they cease to be eligible for COBRA continuation coverage; (v) all outstanding and unvested RSUs and PSUs shall continue to vest on the applicable dates set forth in the applicable award agreements, except for Mr. Vogt whose outstanding and unvested RSUs and PSUs shall immediately vest; and (vi) with respect to Mr. Benchimol, a cash lump sum amount equal to his most recent annual equity award.

In the event that the Executives’ employment is terminated by the Company without cause or by them, in each case within 24 months following a change in control, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol who will be entitled to a lump sum amount equal to two year’s base salary; (ii) an amount equal to two times the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol who will be entitled to an amount equal to three times the higher of (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Phillips; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event that they cease to be eligible for COBRA continuation coverage; (v) all outstanding and unvested RSUs and PSUs held by them shall immediately vest upon termination; (vi) with respect to Mr. Benchimol, a cash lump sum amount equal to his most recent annual equity award; and (vii) with respect to Messrs. Arora, Benchimol, Vogt and Wilson, if any payments made in connection with their termination following a “Change in Control” were to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payments shall either be reduced so that no portion of any such payments would constitute an excess parachute payment, or shall be paid in full, depending upon which approach would result in their receiving the greatest amount of payments after taxes. In the case of the latter approach, they would be liable for any excise tax owed.

In the event that the employment agreement for Mr. Wilson is not renewed by the Company at the end of his respective term of employment and on at least as favorable terms and conditions, Mr. Wilson will be entitled to those benefits payable under a termination of employment by the Company without cause as described above.

Under the employment agreements, the Executives are required to execute a general release and waiver of claims against us and to resign from their positions upon termination of their employment for any reason. The Executives are subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 12 months after termination for any reason, except for: (i) Mr. Phillips who, in the event of his voluntary termination, shall be subject to a non-competition provision for a period of three months from the date of his voluntary termination and a non-solicitation provision for a period of six months from the date of termination for any reason; and (ii) Mr. Benchimol who is subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 24 months after termination of employment. Additionally, the Executives are subject to ongoing confidentiality requirements.

60 EXECUTIVE COMPENSATION

The following table sets forth the termination and/or change in control benefits payable to each NEO under the benefits applicable to all executive officers as well as under each NEO’s applicable employment agreement, assuming termination of employment on December 31, 2019. With the exception of insured benefits, all termination payments will be made by us.

Name	Death or Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-Change in Control)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (1)
Albert A. Benchimol
Base Pay ($)	1,100,000	2,200,000	2,200,000
Separation Bonus ($)	1,925,000	5,825,050	7,775,075
Value of Equity Awards ($) (2)	15,265,975	15,265,975	15,265,975
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	45,533	45,533	45,533
Cash Payments (4)	-	5,000,000	5,000,000
Total ($)	18,336,508	28,336,558	30,286,583
Peter J. Vogt
Base Pay ($)	-	600,000	600,000
Separation Bonus ($)	690,000	1,380,000	2,070,000
Value of Equity Awards ($) (2)	2,360,184	2,360,184	2,360,184
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	30,176	30,176	30,176
Total ($)	3,080,360	4,370,360	5,060,360
Steve K. Arora
Base Pay ($)	-	900,000	900,000
Separation Bonus ($)	1,125,000	2,250,000	3,375,000
Value of Equity Awards ($) (2)	4,668,477	4,668,477	4,668,477
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	30,196	30,196	30,196
Total ($)	5,823,673	7,848,673	8,973,673
David S. Phillips
Base Pay ($)	-	450,000	600,000
Separation Bonus ($)	750,000	1,312,500	1,500,000
Value of Equity Awards ($) (2)	2,399,890	2,399,890	2,399,890
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	30,176	30,176	30,176
Total ($)	3,180,066	4,192,566	4,530,066
Peter W. Wilson
Base Pay ($)	-	900,000	900,000
Separation Bonus ($)	1,125,000	2,250,000	3,375,000
Value of Equity Awards ($) (2)	2,915,354	2,915,354	2,915,354
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	21,978	21,978	21,978
Total ($)	4,062,332	6,087,332	7,212,332

(1)

Under the 2017 LTEP and each of our NEO’s employment agreements, a change in control generally occurs upon: (i) a person or group becoming the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, other than in connection with certain affiliated party transactions; (ii) our incumbent Board members, including those members approved by a majority vote of prior incumbent directors, ceasing to constitute a majority of the Board; (iii) a merger, reorganization or similar transaction involving us, other than certain transactions where (a) more than 50% of the combined voting power of the surviving entity continues to be owned by the same owners and in substantially the same proportions as prior to the transaction, (b) no person beneficially owns 50% of our combined voting power, and (c) at least a majority of the members of the board of directors of the successor entity were members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or other transaction occurs; or (iv) a complete liquidation or dissolution of our company, or the sale or other disposition of all or substantially all of our assets (or, in the case of our NEO employment agreements, the approval by our shareholders of such a transaction).

(2)

Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of

EXECUTIVE COMPENSATION 61

Company termination without Cause or termination by each NEO for Good Reason. In the case of each NEO’s termination without Cause by the Company or for Good Reason by the NEO after a change in control, unvested equity awards, including those subject to performance conditions, immediately vest. The aggregate value of unvested equity awards was calculated based on the closing price of our common stock on December 31, 2019 which was $59.44.

(3)	Value of continued coverage under medical, dental and vision assumes that the Company is paying the full cost of COBRA premiums for one year and is based on 2019 rates.

(4)	Represents lump sum cash payment equal to the grant date fair value of Mr. Benchimol’s most recent equity award pursuant to his employment agreement.

62 EXECUTIVE COMPENSATION

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (“Item 402(u)”), the Company is providing the following reasonable estimate of the ratio of the median of the annual total compensation of all of our employees (except Albert A. Benchimol, our Chief Executive Officer and President (“CEO”)), to the annual total compensation of Mr. Benchimol, calculated in a manner consistent with Item 402(u). For 2019, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees, excluding our CEO, was $144,000.

•	The annual total compensation of our CEO was $9,278,330.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees except our CEO was 64:1.

We determined that, as of October 1, 2019, our employee population consisted of approximately 1,667 individuals.

To identify our “median employee” from this employee population, we obtained from our internal compensation system, annualized base salary amounts for 2019 to each employee in the employee population. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. Base salary amounts for employees located outside the United States and compensated in currencies other than U.S. dollars were converted to U.S. dollars based on the foreign exchange rates as of December 31, 2019. We annualized the base salary amounts for any permanent employees in the employee population who were employed by us for less than the full fiscal year. We then ranked the resulting base salaries for all of the employees in the employee population other than our CEO to determine our median employee. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table set forth above in this proxy statement.

EXECUTIVE COMPENSATION 63

2019 DIRECTOR COMPENSATION

NON-MANAGEMENT DIRECTORS

The table below sets forth information regarding compensation earned by our non-management directors in 2019.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)		Total ($)
Michael A. Butt (3)	250,000	100,000	350,000	(4)	700,000
Charles A. Davis	130,000	100,000	-		230,000
Anne Melissa Dowling (5)	-	-	-		-
Robert L. Friedman	120,000	100,000	-		220,000
Christopher V. Greetham (6)	220,000	100,000	-		320,000
Elanor R. Hardwick	123,553	100,000	-		223,553
Maurice A. Keane (6)	195,000	100,000	-		295,000
Thomas C. Ramey	162,500	100,000	-		262,500
Henry B. Smith (6)	217,500	100,000	-		317,500
Barbara A. Yastine	132,500	100,000	-		232,500
Wilhelm Zeller	120,000	100,000	-		220,000
Lizabeth H. Zlatkus	99,573	79,659	-		179,232

(1)

Under the terms of our 2019 Directors Annual Compensation Program, the directors were required to receive 50% of their 2019 annual board service retainer in AXIS common shares and had the option to elect to receive the remaining 50% of their board retainer in either shares or cash and all or 50% of their 2019 annual committee service retainer(s) in shares in lieu of cash. Issued shares were derived using the closing fair market value of our common stock on January 15, 2019 ($54.10) in accordance with the Program unless otherwise indicated. Each of Messrs. Butt, Davis, Friedman and Zeller elected to receive the remaining portion of their annual board retainer and 100% of their committee service or chairman retainer, as applicable, in shares resulting in the issuance of 4,621, 2,403, 2,218 and 2,218 shares, respectively. Ms. Zlatkus received 173 shares based on the closing fair market value of our common stock on March 15, 2019 ($57.36) per her election to receive 50% of her pro-rated annual committee service retainers in shares. Ms. Hardwick received 435 shares per her election to receive 100% of her pro-rated annual committee service retainer in shares.

(2)

Represents the aggregate grant date fair value of the portion of the annual retainer required to be paid in shares of AXIS common stock in fiscal 2019, calculated in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 16 - “Share Based Compensation” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(3)	Mr. Butt will retire from the Board effective September 16, 2020.

(4)

Represents $350,000 in consulting fee payments pursuant to the terms of a consulting agreement by and between Mr. Butt and the Company dated May 3, 2012, which was most recently amended on July 18, 2019 to extend the term of the agreement to December 31, 2020. Mr. Butt will not receive any additional fees for consulting services provided during the extended term.

(5)

Ms. Dowling joined our Board in January 2020 and will receive the board and committee service retainers set forth in our Annual Directors Compensation Program effective January 1, 2020 as described below.

(6)	Each of the cash payments for Messrs. Greetham, Keane and Smith include $55,000 for their 2019 service on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE.

DIRECTORS ANNUAL COMPENSATION PROGRAM

Our director compensation philosophy is to appropriately compensate our non-management directors for the time, expertise, and effort required to serve as a director of an international (re)insurance company and to properly align the interests of our directors and long-term shareholders. Our director compensation program is reviewed annually by our independent compensation consultant against our compensation benchmarking peer group. Understanding that the talent pool for qualified directors extends beyond this group, Korn Ferry also benchmarked our director compensation against a size-relevant group of financial services organizations. Although this competitive review is conducted annually, it is our practice to make changes to director pay periodically so that they can remain competitive for a longer period of time.

Pursuant to our Directors Annual Compensation Program, our directors were compensated in the form of annual retainers for Board and committee service plus additional retainers for service as non-employee Chairman of the

64 2019 DIRECTOR COMPENSATION

Board and Lead Independent Director. Directors who are employees of the Company do not receive compensation for their service. Each of the directors were required to receive 50% of their annual Board retainer in AXIS common shares. The directors had the option to receive the remaining 50% of their Board retainer and all or 50% of their retainers for committee service in AXIS common shares by notifying the Company of their elections prior to January 1, 2019. The number of common shares issued was based upon the closing fair market value of the Company’s common shares on the tenth trading day in January 2019, in accordance with the Program.

For Board service during 2019, our directors were entitled to receive an annual retainer of $200,000. Directors appointed after January 1, 2019 received pro-rated annual retainer(s) based on months of service during 2019. Our directors were entitled to receive the following annual retainers for committee service during 2019:

Committee Member	Annual Retainer ($)
Audit Committee	15,000
Compensation Committee	10,000
Corporate Governance and Nominating Committee	7,500
Finance Committee	10,000
Risk Committee	10,000

Committee chairpersons received the following additional annual retainers:

Committee Chair	Annual Retainer ($)
Audit Committee	30,000
Compensation Committee	15,000
Corporate Governance and Nominating Committee	7,500
Finance Committee	10,000
Risk Committee	20,000

Mr. Smith, our Lead Independent Director, received an additional retainer of $15,000. Mr. Butt, our non-management Chairman, received an additional retainer of $150,000.

Effective September 16, 2020, Mr. Butt will retire as Chairman of the Board and Mr. Smith will assume the role. Mr. Butt will continue to provide services under his consulting agreement through December 2020 which include, among other things:

•	acting as a senior adviser to our CEO, segment CEOs and our management Executive Committee;

•	providing guidance on director, executive officer and senior management professional development;

•

playing an instrumental role in employee development and engagement, including by advising on the culture of continuous development for our employees and engaging in person with employees across our global offices at various professional levels;

•	representing AXIS at key industry events, including as a keynote speaker at the “Future of Insurance Symposium: Climate Risk & Insurance Implications” discussed above;

•	assisting with regulatory initiatives;

•	advising on management succession planning; and

•

acting as a key adviser on the Company’s corporate citizenship initiatives. In particular, Mr. Butt continues to take a leadership role in addressing the challenges and opportunities facing our industry as a result of climate risk and is a frequent writer and lecturer on this topic. Most recently, following the Climate Risk Symposium, Mr. Butt authored a foreword to an issue of The Insurance Insider further discussing his remarks on climate risk.

Upon assuming the Chairman role on September 16, 2020, Mr. Smith will be entitled to receive a pro-rated portion of the $150,000 retainer for Chairman service in accordance with our Directors Annual Compensation Program and will not receive any additional compensation outside of the Program.

Those directors who served on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE, during 2019 also received an annual retainer in the amount of $40,000 for service as director plus $3,000 for each meeting attended.

2019 DIRECTOR COMPENSATION 65

Director Compensation for 2020. In December 2019, our Board, based upon the recommendation of our Compensation Committee, revised our Directors Annual Compensation Program to (i) provide that cash payments of annual retainers be paid semi-annually in arrears in July and in the following January; and (ii) provide the Chairman and Lead Independent Director with the option to receive all or 50% of their respective retainers in AXIS common shares. There were no changes to any of the annual retainer amounts and the additional provisions of our Directors Annual Compensation Program remain substantially unchanged.

66 2019 DIRECTOR COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information concerning our equity compensation plans as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted- Average Exercise Price Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (3)
Equity compensation plans approved by security holders	1,530,410	-	2,565,143
Equity compensation plans not approved by security holders	-	-	-
Total	1,530,410	-	2,565,143

(1)

Includes 1,272,516 restricted stock units and 257,894 performance stock units granted under our 2007 and 2017 LTEP (unearned PSUs are reflected at target while 2017 PSUs are reflected at their final multiplier of 40%). This balance does not include 853,083 cash-settled restricted stock units and 6,108 cash-settled performance stock units.

(2)	There were no outstanding options at December 31, 2019.

(3)

Includes common shares available for issuance under our 2017 LTEP pursuant to awards of stock options, stock appreciation rights, restricted stock unit awards and other equity-based or equity-related awards.

EQUITY COMPENSATION PLAN INFORMATION 67

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist our Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee is solely responsible for the appointment, retention and compensation of our independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.

In performing its duties, the Audit Committee:

•	has reviewed our audited financial statements for the year ended December 31, 2019 and had discussions with management regarding the audited financial statements;

•

has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301 “Communications with Audit Committees” and applicable requirements of the SEC;

•

has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

•	has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements for the year ended December 31, 2019 be included in our Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendations.

AUDIT COMMITTEE

Thomas C. Ramey, Chairman

Anne Melissa Dowling

Christopher V. Greetham

Elanor R. Hardwick

Maurice A. Keane

Barbara A. Yastine

Lizabeth H. Zlatkus

68 AUDIT COMMITTEE REPORT

PROPOSAL 3. APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and our Board have recommended the appointment of Deloitte Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. Representatives of the firm are expected to be present at the Annual General Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Recommendation of the Board

The Board recommends that you vote “FOR” the appointment of Deloitte Ltd. as our independent registered public accounting firm and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

PROPOSAL 3. APPOINTMENT OF INDEPENDENT AUDITORS 69

PRINCIPAL ACCOUNTING FEES AND SERVICES

AUDIT AND NON-AUDIT FEES

Aggregate fees for professional services rendered for us by Deloitte Ltd. for the fiscal years ended December 31, 2019 and 2018 are set forth below.

	Fiscal Year 2019 ($)	Fiscal Year 2018 ($)
Audit Fees (1)	6,064,804	5,697,126
Audit-Related Fees (2)	149,220	89,870
Tax Fees (3)	81,910	71,225
Total	6,295,934	5,858,221

(1)

Audit fees for the years ended December 31, 2019 and 2018 were for professional services rendered for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate, for the provision of opinions and consents relating to our filings with the Securities and Exchange Commission and the provision of comfort letters in relation to our debt offerings in 2019.

(2)

Audit-related fees for the years ended December 31, 2019 and 2018 were for professional services rendered for the audit of our employees’ pension plans, as well as, for internal-control related services in 2019 and services in connection with the audit of our employers’ liability register in 2018.

(3)	Tax fees for the years ended December 31, 2019 and 2018, included $71,910 and $61,225 for tax consulting services and $10,000 and $10,000 for tax compliance services, respectively.

The Audit Committee of the Board considered whether providing the non-audit services included in this table was compatible with maintaining Deloitte Ltd.’s independence and concluded that it was.

PRE-APPROVAL POLICY

In September 2003, our Board adopted a policy regarding the procurement of audit services and non-audit services. The primary purpose of the policy is to ensure that we engage public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which our auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chairman of the Audit Committee or, in the event of his non-availability, to any other Audit Committee member. The Chairman of the Audit Committee or such other Audit Committee member must present to the Audit Committee at each scheduled meeting any pre-approvals that are granted. For the years ended December 31, 2019 and 2018, 100% of the audit fees, the audit-related fees and the tax fees were pre-approved.

70 PRINCIPAL ACCOUNTING FEES AND SERVICES

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2021 Annual General Meeting pursuant to Rule 14a-8 under the Exchange Act should be sent to our Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda and must be received by December 3, 2020 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2021 proxy materials. If the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. In addition, if a holder of our common shares intends to present a proposal at the 2021 Annual General Meeting other than pursuant to Rule 14a-8 under the Exchange Act, and if the proposal is not received by our Secretary by February 17, 2021 or, if the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, a reasonable time before we mail our proxy materials for the 2021 Annual General Meeting, then the proxies designated by our Board for the 2021 Annual General Meeting may vote in their discretion on any such proposal any common shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING 71

OTHER MATTERS

We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.

The proxies are solicited by our Board on our behalf for use at the 2020 Annual General Meeting and any adjournments or postponements thereof and we will bear the cost of the solicitation of proxies. We have engaged Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and the anticipated cost of such engagement is approximately $15,000. Proxies also may be solicited by our directors, officers and employees and our subsidiaries without receiving additional compensation. The solicitation may be conducted by mail, telephone, telegram, telecopy, email, Internet and personal solicitation. Upon request, we also will reimburse brokers, banks and others who hold shares in their names, or in the names of nominees, for forwarding proxy materials to the beneficial owners.

WE WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019 MAY BE OBTAINED UPON WRITTEN REQUEST TO OUR SECRETARY AT AXIS HOUSE, 92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA.

72 OTHER MATTERS

APPENDIX 1

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)

EX-PGAAP OPERATING INCOME AND EX-PGAAP OPERATING RETURN ON AVERAGE COMMON EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	Years ended December 31,
	2019	2018
Net income available to common shareholders	$282,361	$396
Net investment (gains) losses [a]	(91,233)	150,218
Foreign exchange (gains) [b]	(12,041)	(29,165)
Reorganization expenses [c]	37,384	66,940
Interest in (income) of equity method investments [d]	(9,718)	(993)
Income tax expense (benefit)	6,656	(26,697)

Operating income [e]	$213,409	$160,699
Amortization of value of business acquired (“VOBA”) and intangible assets [f]	37,939	184,531
Amortization of acquisition cost [g]	(12,207)	(125,467)
Income tax (benefit)	(4,888)	(11,222)

Ex-PGAAP operating income [h]	$234,253	$208,541

Average common shareholders’ equity	$4,512,040	$4,410,668
Return on average common equity	6.3%	-%
Operating return on average common equity [e]	4.7%	3.6%
Ex-PGAAP operating return on average common equity [h]	5.2%	4.7%

[a]

Tax cost (benefit) of $12 million and $(12) million for the years ended December 31, 2019 and 2018, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

[b]

Tax cost (benefit) of $1 million and $(4) million for the years ended December 31, 2019 and 2018, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

[c]	Tax (benefit) of $(7) million and $(11) million for the years ended December 31, 2019 and 2018, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

[d]	Tax cost of $nil and $0.3 million for the years ended December 31, 2019 and 2018, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

[e]

Operating income (loss) and operating return on average common equity (“operating OROACE”) are non-GAAP financial measures as defined in Item 10(e) of SEC Regulation S-K. The reconciliations to the most comparable GAAP financial measures, net income (loss) available (attributable) to common shareholders and return on average common equity (“ROACE”), respectively, are presented in the table above, and a discussion of the rationale for the presentation of these items is provided later in this report.

[f]	Tax (benefit) of $(7) million and $(35) million for the years ended December 31, 2019 and 2018, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

[g]	Tax cost of $2 million and $24 million for the years ended December 31, 2019 and 2018, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

[h]

Ex-PGAAP operating income (loss) and ex-PGAAP operating return on average common equity (“ex-PGAAP operating OROACE”) are non-GAAP financial measures as defined in Item 10(e) of SEC Regulation S-K. The reconciliations to the most comparable GAAP financial measures, net income (loss) available (attributable) to common shareholders and ROACE respectively, are presented in the table above, and a discussion of the rationale for the presentation of these items is provided later in this report.

Non-GAAP Financial Measures

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of the measurements we use are considered non-GAAP financial measures under SEC rules and regulations. In this

APPENDIX 1 A-1

proxy statement, we present ex-PGAAP operating income (loss) and ex-PGAAP OROACE which are non-GAAP financial measures as defined in in Item 10(e) of SEC Regulation S-K. We believe that these non-GAAP financial measures, which may be defined and calculated differently by other companies, better explain and enhance the understanding of our results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Ex-PGAAP Operating Income (Loss)

Ex-PGAAP operating income (loss) represents after-tax operational results exclusive of net investment gains (losses), foreign exchange losses (gains), reorganization expenses, interest in income (loss) of equity method investments, together with amortization of VOBA and intangible assets, and amortization of acquisition costs, both associated with the balance sheet of Novae Group plc (“Novae”) at October 2, 2017 (the “closing date” or “acquisition date”).

Although the investment of premiums to generate income and investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our consolidated statements of operations primarily relate to the impact of foreign exchange rate movements on net insurance-related liabilities. In addition, we recognize unrealized foreign exchange losses (gains) on our equity securities and foreign exchange losses (gains) realized on the sale of our available for sale investments and equity securities in net investment gains (losses). We also recognize unrealized foreign exchange losses (gains) on our available for sale investments in other comprehensive income (loss). These unrealized foreign exchange losses (gains) generally offset a large portion of the foreign exchange losses (gains) reported in net income (loss) available (attributable) to common shareholders, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As a result, the foreign exchange losses (gains) in our consolidated statement of operations in isolation are not a fair representation of the performance of our business.

Reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, these expenses are excluded from ex-PGAAP operating income (loss).

Interest in income (loss) of equity method investments is primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, this income (loss) is excluded from ex-PGAAP operating income (loss).

Certain users of our financial statements evaluate performance exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses, interest in income (loss) of equity method investments, together with amortization of VOBA and intangible assets, and amortization of acquisition costs, both associated with Novae’s balance sheet at the acquisition date, to understand the profitability of recurring sources of income.

We believe that showing net income (loss) available (attributable) to common shareholders exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses, interest in income (loss) of equity method investments, together with amortization of VOBA and intangible assets, and amortization of acquisition costs, both associated with Novae’s balance sheet at the closing date, reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

The reconciliation of ex-PGAAP operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure, is presented in the ‘Non-GAAP Financial Measures Reconciliation’ section of this proxy statement.

A-2 APPENDIX 1

We also present ex-PGAAP OROACE which is derived from the ex-PGAAP operating income (loss) measure and is reconciled to the most comparable GAAP financial measure, return on average common equity (“ROACE”) in the ‘Non-GAAP Financial Measures Reconciliation’ section of this proxy statement.

We believe the presentation of ex-PGAAP operating income (loss) and ex-PGAAP OROACE enables investors and other users of our financial information to analyze the performance of our business.

Acquisition of Novae

On October 2, 2017, we acquired Novae. At the acquisition date, we identified VOBA, which represents the present value of the expected underwriting profit within policies that were in-force at the closing date of the transaction. In addition, the allocation of the acquisition price to the assets acquired and liabilities assumed based on estimated fair values at the acquisition date, resulted in the write-off of the deferred acquisition cost asset on Novae’s balance sheet at the acquisition date as the value of policies in-force on that date are considered within VOBA. Consequently, underwriting income (loss) in the years ended December 31, 2019 and 2018 included the recognition of premiums attributable to Novae’s balance sheet at the acquisition date without the recognition of the associated acquisition costs which were written off at the closing date.

APPENDIX 1 A-3

1 U P X Mark here to vote FOR all nominees 01 - Thomas C. Ramey 02 - Wilhelm Zeller 03 - Lizabeth H. Zlatkus Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03846C + + Proposals — The Board of Directors recommend a vote FOR A all the nominees listed and FOR Proposals 2 – 3. 2. To approve, by non-binding vote, the compensation paid to our named executive officers. 3. To appoint Deloitte Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2020 Annual Meeting Proxy Card For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE_ SACKPACK__ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 5 8 0 8 5 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM 000000000.000000 ext If no electronic voting, delete QR code and control # You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/AXS or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/AXS Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59 PM Eastern Time on May 6, 2020 Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/AXS Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 7, 2020 Roberto Bernardino, Paul Konyecsni and Jamie Steeves, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of AXIS Capital Holdings Limited to be held on May 7, 2020 or at any postponement or adjournment thereof. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BY MAIL OR PROPERLY SUBMITTED VIA THE INTERNET OR BY PHONE, THE SHARES THAT IT REPRESENTS WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) AXIS Capital Holdings Limited qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be Held on May 7, 2020: The Proxy Statement, the 2019 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2019 are available at https://materials.proxyvote.com/G0692U. 2020 Annual Meeting Admission Ticket 2020 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited May 7, 2020 at 8:30 a.m. Local Time Pembroke HM 08, Bermuda Upon arrival, please present this admission ticket and photo identification at the registration desk.